UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


               Date of Report:  February 20, 2003




                       EOG RESOURCES, INC.

     (Exact name of registrant as specified in its charter)


          Delaware             1-9743             47-0684736
      (State or other      (Commission File    (I.R.S. Employer
       jurisdiction            Number)        Identification No.)
     of incorporation or
      organization)


               333 Clay Street
                 Suite 4200
                Houston, Texas                      77002
     (Address of principal executive offices)     (Zip code)


                          713/651-7000
      (Registrant's telephone number, including area code)

                       EOG RESOURCES, INC.



Item 7.  Financial Statements and Exhibits.

  (a) Financial Statements of EOG Resources, Inc.

      Financial Statements of EOG Resources, Inc. and its
      Consolidated Subsidiaries for the fiscal year ended December 31, 2002, including Reports of Independent Public Accountants.

  (b) Exhibits.

      23.1 Consent of DeGolyer and MacNaughton.

      23.2 Opinion of DeGolyer and MacNaughton dated January 31, 2003.

      23.3 Consent of Deloitte & Touche LLP.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              EOG RESOURCES, INC.
                              (Registrant)




Date: February 20, 2003       By:  /s/ TIMOTHY K. DRIGGERS
                                       Timothy K. Driggers
                                   Vice President, Accounting
                                     & Land Administration
                                  (Principal Accounting Officer)

                       EOG RESOURCES, INC.

                        TABLE OF CONTENTS



                                                               Page No.

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                        4

Management's Responsibility for Financial Reporting               14

Reports of Independent Public Accountants                         15

Consolidated Statements of Income and Comprehensive Income
  for the years ended December 31, 2002, 2001 and 2000            17

Consolidated Balance Sheets, December 31, 2002 and 2001           18

Consolidated Statements of Shareholders'
  Equity for the years ended December 31, 2002, 2001 and 2000     19

Consolidated Statements of Cash Flows for the years
  ended December 31, 2002, 2001 and 2000                          20

Notes to Consolidated Financial Statements                        21

Supplemental Information to Consolidated Financial Statements     37

Exhibits

  Exhibit 23.1 - Consent of DeGolyer and MacNaughton              47

  Exhibit 23.2 - Opinion of DeGolyer and MacNaughton
     dated January 31, 2003                                       48

  Exhibit 23.3 - Consent of Deloitte & Touche LLP                 50

              MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's  Discussion and Analysis of Financial Condition and
  Results of Operations

     The following review of operations for each of the three years in the period ended December 31, 2002 should be read in conjunction with the consolidated financial statements of EOG Resources, Inc. ("EOG") and notes thereto beginning with page 17.

Results of Operations

     Net Operating Revenues. Wellhead volume and price statistics for the specified years were as follows:

                                                      Year Ended December 31,
                                                       2002     2001     2000
Natural Gas Volumes (MMcf per day)(1)
 United States                                          635      680      654
 Canada                                                 154      126      129
 Trinidad                                               135      115      125
     Total                                              924      921      908

Average Natural Gas Prices ($/Mcf)(2)
 United States                                        $2.89    $4.26    $3.96
 Canada                                                2.67     3.78     3.33
 Trinidad                                              1.20     1.22     1.17
     Composite                                         2.60     3.81     3.49

Crude Oil and Condensate Volumes (MBbl per day)(1)
 United States                                         18.8     22.0     22.8
 Canada                                                 2.1      1.7      2.1
 Trinidad                                               2.4      2.1      2.6
     Total                                             23.3     25.8     27.5

Average Crude Oil and Condensate Prices ($/Bbl)(2)
 United States                                       $24.79   $25.06   $29.68
 Canada                                               23.62    22.70    27.76
 Trinidad                                             23.58    24.14    30.14
     Composite                                        24.56    24.83    29.57

Natural Gas Liquids Volumes (MBbl per day)(1)
 United States                                          2.9      3.5      4.0
 Canada                                                 0.8      0.5      0.7
     Total                                              3.7      4.0      4.7

Average Natural Gas Liquids Prices ($/Bbl)(2)
 United States                                       $14.76   $17.17   $20.45
 Canada                                               11.17    15.05    16.75
     Composite                                        14.05    16.89    19.87

Natural Gas Equivalent Volumes (MMcfe per day)(3)
 United States                                          765      833      814
 Canada                                                 171      139      146
 Trinidad                                               150      128      141
     Total                                            1,086    1,100    1,101

Total Bcfe(3) Deliveries                                396      401      403

___________________
(1) Million cubic feet per day or thousand barrels per day, as applicable.
(2) Dollars per thousand cubic feet or per barrel, as applicable.
(3) Million cubic feet equivalent per day or billion cubic feet equivalent, as applicable; includes natural gas, crude oil, condensate and natural gas liquids.


     2002 compared to 2001. During 2002, net operating revenues decreased $560 million to $1,095 million. Total wellhead revenues of $1,105 million decreased by $435 million, or 28%, as compared to 2001.

     Wellhead natural gas revenues for 2002 decreased approximately $405 million primarily due to a general decline in average wellhead natural gas prices, partially offset by an increase in natural gas deliveries in Canada and Trinidad. The average wellhead price for natural gas decreased 32% to $2.60 per Mcf for the year 2002 compared to $3.81 per Mcf in 2001.

     Natural gas deliveries increased slightly to 924 MMcf per day for the year of 2002 compared to 921 MMcf per day for the comparable period a year ago. The overall increase in natural gas deliveries was due to an increase in Canada of 22% to 154 MMcf per day in 2002 and an increase in Trinidad of 17% to 135 MMcf per day in 2002. The higher production in 2002 was attributable to drilling activities and strategic property acquisitions in Canada, and the commencement of production from the U(a) Block in Trinidad. This increase was partially offset by the overall decrease in production in the United States Divisions of 7% or 45 MMcf per day.

     Wellhead crude oil and condensate revenues decreased approximately $25 million, due primarily to a decline in domestic crude oil and condensate deliveries with essentially flat wellhead crude oil and condensate prices. The average wellhead crude oil and condensate price for 2002 was $24.56 per barrel compared to $24.83 per barrel for 2001.

     Crude oil and condensate deliveries decreased 10% to 23.3 MBbl per day for the year of 2002 compared to 25.8 MBbl per day in 2001. The decrease in volumes was primarily due to decreased crude oil and condensate production in the Offshore, Midland and Tyler Divisions as a result of a natural decline in production. This natural decline in production was partially offset by increased production in Trinidad due to the commencement of production from the U(a) Block, and drilling activities and strategic property acquisitions in Canada.

     Natural gas liquids revenues were $6 million lower than a year ago primarily due to a decrease in prices of 17% and a decrease in deliveries of 8%.

     During 2002, EOG recognized losses on mark-to-market commodity derivative contracts of $49 million, of which $23 million were realized losses.

     Other marketing activities associated with sales and purchases of natural gas transactions increased net operating revenues by $37 million and $16 million in 2002 and 2001, respectively.

     2001 compared to 2000. During 2001, net operating revenues increased $165 million to $1,655 million. Total wellhead revenues of $1,540 million increased by $49 million, or 3%, as compared to 2000.

     Average wellhead natural gas prices for 2001 were approximately 9% higher than the comparable period in 2000, increasing net operating revenues by $110 million. Average wellhead crude oil and condensate prices were 16% lower, decreasing net operating revenues by $45 million. North America wellhead natural gas deliveries were approximately 3% higher than the comparable period in 2000. The increase in volumes was primarily due to increased production in the Midland and Pittsburgh divisions, partially offset by decreased production in the Denver and Corpus Christi Divisions and the implementation of a production moderation strategy in late third quarter. Combined with reduced production in Trinidad, the overall natural gas production was 1% higher than the comparable period in 2000, increasing net operating revenues by $14 million. Wellhead crude oil and condensate volumes were 6% lower than in 2000, decreasing net operating revenues by $20 million. The decrease in wellhead crude oil and condensate volumes is primarily due to decreased deliveries worldwide. Natural gas liquids prices and deliveries were both approximately 15% lower than 2000, decreasing net operating revenues by $4 million and $5 million, respectively.

     During 2001, EOG recognized mark-to-market gains on commodity contracts of $98 million, of which $62 million were realized gains.

     Gains on sales of reserves and related assets and other, net totaled a gain of $1 million during 2001 compared to a gain of $9 million in 2000. The difference is due primarily to a $7 million gain on sales of certain North America properties in 2000.

     Other marketing activities associated with sales and purchases of natural gas transactions increased net operating revenues by $16 million during 2001, compared to a $10 million reduction in 2000.

Operating Expenses

     2002 compared to 2001. During 2002, operating expenses of $914 million were approximately $66 million lower than the $980 million incurred in 2001.

     Dry hole costs of $47 million decreased $25 million from 2001.

     Taxes other than income decreased $23 million to $72 million as compared to 2001 due to decreased wellhead revenue in North
America resulting in lower production taxes and decreased ad valorem taxes.

     Impairments decreased $11 million to $68 million primarily as a result of improved value-to-cost relationship on a field by field basis and decreased amortization of unproved leases in 2002.

     Exploration costs of $60 million were $7 million lower than a year ago primarily due to decreased geological and geoscience expenditures.

     Lease and well expenses increased $4 million to $179 million compared to a year ago primarily due to continually expanding operations and increases in production activity in Canada, partially offset by a fewer number of workovers in the Offshore
Division.

     Depreciation, depletion and amortization ("DD&A") expenses increased $6 million to $398 million primarily due to increased activity in Canada and the Pittsburgh Division along with higher per unit costs related to certain fields in the Denver Division, partially offset by a natural production decline in the Midland, Oklahoma City, Tyler and Offshore Divisions.

     General and administrative ("G&A") expenses increased $9 million to $89 million primarily due to the settlement of litigation in the second quarter, increased insurance expense and expanded operations.

     Interest Expense. The increase in net interest expense of $15 million for 2002 as compared to 2001 is primarily due to higher average debt balance for the year of 2002 (see Note 2 to the Consolidated Financial Statements) and the one-time close-out fees associated with the completion of the Section 29 (Tight Gas Sands Federal Income Tax Credits) financing begun in 1999.

     Per-Unit Costs. The following table presents the operating costs per thousand cubic feet equivalent (Mcfe) for years ended
December 31, 2002 and 2001.

                            Year Ended December 31,
                                 2002      2001

Lease and Well                   $0.45     $0.44
DD&A                              1.00      0.98
G&A                               0.22      0.20
Taxes Other than Income           0.18      0.24
Interest Expense                  0.15      0.11
  Total Per-Unit Costs           $2.00     $1.97

     The lower per-unit rate of taxes other than income for 2002 compared to 2001 is due primarily to decreased average wellhead natural gas prices.

     The higher per-unit G&A and interest expense rates for 2002 compared to 2001 are due to reasons delineated in the above G&A and interest expense discussions.

     Income Taxes.  Income tax provision decreased approximately
$200 million for 2002 as compared to 2001 primarily as a result of a lower pre-tax income in 2002 and a reduction in the overall foreign effective tax rate.

     2001 compared to 2000. During 2001, operating expenses of $980 million, which includes $19 million of charges related to the bankruptcy of Enron and certain of its affiliates, were approximately $187 million higher than the $793 million incurred in 2000.

     Lease and well expenses increased $35 million to $175 million primarily due to higher production costs, continually expanding operations and increases in production activity in North America. Exploration expenses of $67 million remained essentially flat compared to 2000. Dry hole expenses of $71 million increased $54 million from 2000. Impairments increased $33 million to $79 million primarily as a result of write-down of assets in the United States. DD&A expenses increased $33 million to $392 million primarily due to increased DD&A rates. G&A expenses increased $13 million primarily due to expanded operations. Taxes other than income remained approximately the same as compared to 2000.

     Total operating costs per unit of production, which include lease and well, DD&A, G&A, taxes other than income and interest expense, increased 9% to $1.97 per Mcfe in 2001 from $1.80 in 2000. This increase is primarily due to higher per-unit rates of lease and well, DD&A and G&A expenses, partially offset by a lower per-unit rate of interest expense.

     During the fourth quarter of 2001, EOG recorded charges associated with the Enron bankruptcies of $19 million, of which $17 million were related to 2001 and 2002 natural gas and oil derivative contracts.

     Interest Expense. The decrease in net interest expense of $16 million for 2001 as compared to 2000 is primarily due to lower long-term debt levels during the year.

Capital Resources and Liquidity

     Cash Flow. The primary sources of cash for EOG during the three-year period ended December 31, 2002 included cash generated from operations, proceeds from the sales of selected oil and gas reserves and related assets, funds from new borrowings and proceeds from stock options exercised. Primary cash outflows included funds used in operations, exploration and development expenditures, common stock repurchases and dividends paid to EOG shareholders.

     Net operating cash flows of $669 million in 2002 decreased approximately $529 million as compared to 2001 primarily due to lower average natural gas and liquids prices partially offset by lower cash operating expenses and lower current income taxes. Changes in working capital and other liabilities decreased operating cash flows by $145 million as compared to 2001 primarily due to changes in accounts receivable, accrued royalties payable and accrued production taxes caused by fluctuation of commodity prices at each yearend.

     Net investing cash outflows of $873 million in 2002 decreased by $216 million as compared to 2001 due primarily to decreased exploration and development expenditures of $292 million (including producing property acquisitions), partially offset by increased uses of working capital related to investing activities and increased equity investments. Changes in components of working capital associated with investing activities included changes in accounts payable associated with the accrual of exploration and development expenditures and changes in inventories which represent materials and equipment used in drilling and related activities.

     Cash provided by financing activities in 2002 was $211 million as compared to cash used of $127 million in 2001. Financing activities in 2002 included funds from new borrowings of $289 million, common stock repurchases of $63 million, dividend payments of $29 million and proceeds from stock options exercised of $17 million. New borrowings included $120 million of commercial paper borrowings and $250 million of promissory note issuances, partially offset by a decrease in uncommitted line of credit borrowings of $81 million.

     Net operating cash flows of $1,197 million in 2001 increased approximately $230 million as compared to 2000 primarily due to higher net operating revenues resulting from higher natural gas prices, net of increased cash operating expenses, and lower current income taxes, partially offset by a lower tax benefit from stock options exercised. Changes in working capital and other liabilities increased operating cash flows by $75 million as compared to 2000 primarily due to changes in accounts receivable, accrued royalties payable and accrued production taxes caused by fluctuation of commodity prices at each yearend. Net investing cash outflows of $1,088 million in 2001 increased by $421 million as compared to 2000 due primarily to increased exploration and development expenditures of $426 million (including producing property acquisitions) and decreased proceeds from sales of reserves and related assets, partially offset by decreased equity investments. Changes in components of working capital associated with investing activities included changes in accounts payable associated with the accrual of exploration and development expenditures and changes in inventories which represent materials and equipment used in drilling and related activities. Cash used in financing activities in 2001 was $127 million as compared to $305 million in 2000. Financing activities in 2001 included repayments of debt of $4 million, common stock repurchases of $127 million and dividend payments of $29 million, partially offset by proceeds from stock options exercised of $31 million.

     Exploration and Development Expenditures. The table below sets out components of exploration and development expenditures for the years ended December 31, 2002, 2001 and 2000, along with the total budgeted for 2003, excluding acquisitions.

                                            Actual                Budgeted 2003
Expenditure Category                2002     2001     2000   (excluding acquisitions)
(In Millions)

Capital
 Drilling and Facilities           $  595   $  722   $  443
 Leasehold Acquisitions                39       76       51
 Producing Property Acquisitions       71      168      102
 Capitalized Interest                   9        9        7
  Subtotal                            714      975      603
Exploration Costs                      60       67       67
Dry Hole Costs                         47       71       17
  Subtotal                            821    1,113      687          $800 - $950
Deferred Income Tax Gross Up           15       50       23
  Total                            $  836   $1,163   $  710

     Total exploration and development expenditures of $836 million decreased $327 million in 2002 as compared to 2001 primarily due to decreased exploration and development activities in the United States and Trinidad along with fewer strategic property acquisitions, partially offset by increased exploration and development activities in Canada. Included in the 2002 expenditures are $545 million in development, $196 million in exploration, $71 million in property acquisition, $15 million in deferred income tax gross up and $9 million in capitalized interest.

     Derivative Transactions. During 2002, EOG recognized losses on mark-to-market commodity derivative contracts of $49 million, which included realized losses of $21 million and a $2 million collar premium payment (see Note 11 to the Consolidated Financial Statements).

     Presented below is a summary of EOG's 2003 natural gas financial collar contracts and natural gas and crude oil financial price swap contracts as of February 19, 2003 with prices expressed in dollars per million British thermal units ($/MMBtu) and in dollars per barrel ($/Bbl), as applicable, and notional volumes in million British thermal units per day (MMBtud) and in barrels per day (Bbld), as applicable. EOG accounts for these collar and swap contracts using mark-to-market accounting.

             Natural Gas Financial Collar Contracts            Financial Price Swap Contracts
                       Floor Price         Ceiling Price          Natural Gas         Crude Oil
                   Floor     Weighted   Ceiling    Weighted             Weighted           Weighted
        Volume     Range      Average    Range      Average    Volume    Average   Volume   Average
Month  (MMBtud)  ($/MMBtu)   ($/MMBtu)  ($/MMBtu)  ($/MMBtu)  (MMBtud)  ($/MMBtu)  (Bbld)   ($/Bbl)

Jan     50,000     $3.87      $3.87       $6.09      $6.09          --       --     2,000   $27.34
Feb    125,000  3.76 - 4.30    4.04    5.05 - 6.30    5.87          --       --     2,000    26.91
Mar    125,000  3.61 - 4.20    3.93    5.00 - 6.20    5.77     100,000    $5.19     4,000    27.96
Apr    125,000  3.59 - 4.02    3.82    4.80 - 6.03    5.33     100,000     4.96     5,000    27.77
May    125,000  3.54 - 3.92    3.74    4.70 - 5.92    5.24     100,000     4.82     5,000    27.04
Jun    125,000  3.56 - 3.89    3.74    4.70 - 5.90    5.25     100,000     4.77     5,000    26.43
Jul    125,000  3.59 - 3.91    3.76    4.73 - 5.91    5.27     100,000     4.77     5,000    25.90
Aug    125,000  3.60 - 3.91    3.76    4.73 - 5.91    5.27     100,000     4.77     5,000    25.49
Sep    125,000  3.60 - 3.89    3.75    4.73 - 5.89    5.26     100,000     4.74     5,000    25.19
Oct    125,000  3.60 - 3.90    3.75    4.73 - 5.90    5.27     100,000     4.74     5,000    24.90
Nov    125,000  3.77 - 4.04    3.90    4.90 - 6.04    5.43          --       --     5,000    24.70
Dec    125,000  3.92 - 4.18    4.04    5.05 - 6.18    5.57          --       --     5,000    24.47

     Financing. EOG's long-term debt-to-total-capitalization ratio was 40.6% as of December 31, 2002 compared to 34.3% as of December 31, 2001.

     During 2002, total long-term debt increased to $1,145 million primarily due to capital expenditures exceeding cash flow from operations (see Note 2 to the Consolidated Financial Statements). The estimated fair value of EOG's long-term debt at December 31, 2002 and 2001 was $1,225 million and $838 million, respectively, based upon quoted market prices and, where such prices were not available, upon interest rates currently available to EOG at yearend. EOG's debt is primarily at fixed interest rates. At December 31, 2002, a 1% decline in interest rates would result in a $59 million increase in the estimated fair value of the fixed rate obligations (see Note 11 to the Consolidated Financial Statements).

     The following table summarizes EOG's contractual obligations at December 31, 2002 (in thousands):

                                                                                            2009 &
Contractual  Obligations(1)                 Total       2003    2004 - 2006   2007 - 2008   beyond

Long-Term Debt                           $1,145,132   $    --    $511,180      $273,952    $360,000
Non-cancelable Operating Leases              38,581    11,083      22,755         3,783         960
Drilling  Rig Commitments                     1,470     1,470          --            --          --
Transportation  Service Commitments(2)       37,065     9,255      18,533         5,988       3,289
Total Contractual Obligations            $1,222,248   $21,808    $552,468      $283,723    $364,249

(1) See Notes 2 and 7 to Consolidated Financial Statements.
(2) Amounts shown are based on current transportation rates and foreign currency exchange rate at December 31, 2002. Management does not believe that any future changes in these rates before the expiration dates of these commitments will have a materially adverse effect on the financial condition or results of operations of EOG.

     Shelf Registration. During the third quarter of 2000, EOG filed a shelf registration statement for the offer and sale from time to time of up to $600 million of EOG debt securities, preferred stock and/or common stock. The registration statement was declared effective by the Securities and Exchange Commission on October 27, 2000. As of February 19, 2003, EOG had sold no securities pursuant to this shelf registration. When combined with the unused portion of a previously filed registration statement declared effective in January 1998, these registration statements provide for the offer and sale from time to time of EOG debt securities, preferred stock and/or common stock by EOG in an aggregate amount up to $688 million.

     Outlook. Natural gas prices historically have been volatile, and this volatility is expected to continue. Uncertainty continues to exist as to the direction of future North America natural gas and crude oil price trends, and there remains a rather wide divergence in the opinions held by some in the industry. This divergence in opinion is caused by various factors including the current industrial recession and economic downturn, improvements in the technology used in drilling and completing crude oil and natural gas wells, fluctuations in the availability and utilization of natural gas storage capacity and ever-changing weather patterns. However, the increasing recognition of natural gas as a more environmentally friendly source of energy could result in increases in demand. Being primarily a natural gas producer, EOG is more significantly impacted by changes in natural gas prices than by changes in crude oil and condensate prices.

     Marketing companies have played an important role in the North American natural gas market. These companies aggregate natural gas supplies through purchases from producers like EOG and then resell the gas to end users, local distribution companies or other buyers. Several of the largest natural gas marketing companies have recently filed for bankruptcy or are currently in financial difficulty, and others are exiting this business. EOG does not believe that this will have a material effect on its ability to market its natural gas production. EOG continues to assess and monitor the credit worthiness of partners to whom it sells its production and where appropriate, to seek new markets.

     EOG plans to continue to focus a substantial portion of its exploration and development expenditures in its major producing areas in North America. However, in order to diversify its overall asset portfolio and as a result of its overall success realized in Trinidad, EOG anticipates expending a portion of its available funds in the further development of opportunities outside North America. In addition, EOG expects to conduct limited exploratory activity in other areas outside of North America, including the United Kingdom North Sea, and will continue to evaluate the potential for involvement in other exploitation type opportunities. Budgeted 2003 exploration and development expenditures, excluding acquisitions, are in the range of $800 - $950 million, addressing the continuing uncertainty with regard to the future of the North America natural gas and crude oil and condensate price environment. Budgeted expenditures for 2003 are structured to maintain the flexibility necessary under EOG's strategy of funding North America exploration, exploitation, development and acquisition activities primarily from available internally generated cash flow.

     The level of exploration and development expenditures may vary in 2003 and will vary in future periods depending on energy market conditions and other related economic factors. Based upon existing economic and market conditions, EOG believes net operating cash flow and available financing alternatives in 2003 will be sufficient to fund its net investing cash requirements for the year. However, EOG has significant flexibility with respect to its financing alternatives and adjustment of its exploration, exploitation, development and acquisition expenditure plans if circumstances warrant. While EOG has certain continuing commitments associated with expenditure plans related to operations in Trinidad, such commitments are not expected to be material when considered in relation to the total financial capacity of EOG.

     Environmental Regulations. Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to protection of the environment, may affect EOG's operations and costs as a result of their effect on natural gas and crude oil exploration, exploitation, development and production operations. In addition, EOG has acquired certain oil and gas properties from third parties whose actions with respect to the management and disposal or release of hydrocarbons or other wastes were not under EOG's control. Under environmental laws and regulations, EOG could be required to remove or remediate wastes disposed of or released by prior owners or operators. EOG also has acquired or merged with companies that own and operate oil and gas properties. Any obligations or liabilities of these companies under environmental laws would continue as liabilities of the acquired company, or of EOG in the event of a merger, even if the obligations or liabilities resulted from actions that took place before the acquisition or merger. Compliance with such laws and regulations has not had a material adverse effect on EOG's operations or financial condition. It is not anticipated, based on current laws and regulations, that EOG will be required in the near future to expend amounts that are material in relation to its total exploration and development expenditure program by reason of environmental laws and regulations. However, inasmuch as such laws and regulations are frequently changed, EOG is unable to predict the ultimate cost of compliance.

     EOG also could incur costs related to the clean up of sites to which it sent regulated substances for disposal and for damages to natural resources or other claims related to releases of regulated substances at such sites. In this regard, EOG has been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and may be named as a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred by EOG in connection with the presently pending proceedings will, individually or in the aggregate, have a materially adverse effect on the financial condition or results of operations of EOG.

Summary of Significant Accounting Policies

     Principles of Consolidation. The consolidated financial statements of EOG include the accounts of all domestic and foreign subsidiaries. Investments in unconsolidated affiliates, in which EOG is able to exercise significant influence, are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior period financial statements to conform with the current presentation. Beginning 2001, the "Impairment of Unproved Oil and Gas Properties" caption on the Consolidated Statements of Income was renamed "Impairments" to include the impairment of long-lived assets as described in Statement of Financial Accounting
Standards ("SFAS") No. 121-"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121 Impairments"), as superseded by SFAS No. 144-"Accounting for the Impairment or Disposal of Long-Lived Assets." As a result, EOG reclassified all prior periods to reflect such SFAS 121 Impairments in Impairments, instead of DD&A as previously reported. SFAS 121 Impairments reclassified from DD&A to Impairments was $11 million for 2000.

     Financial Instruments. EOG's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and long-term debt. The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value (see Note 2 to the Consolidated Financial Statements for fair value of long-term debt).

     Cash and Cash Equivalents. EOG records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

     Oil and Gas Operations. EOG accounts for its natural gas and crude oil exploration and production activities under the successful efforts method of accounting.

     Oil and gas lease acquisition costs are capitalized when incurred. Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

     Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether they have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of natural gas and crude oil, are capitalized.

     Depreciation, depletion and amortization of the cost of proved oil and gas properties is calculated using the unit-of-production method. Estimated future dismantlement, restoration and abandonment costs (classified as long-term liabilities), net of salvage values, are taken into account. Certain other assets are depreciated on a straight-line basis.

     Periodically, or when circumstances indicate that an asset may be impaired, EOG compares expected undiscounted future cash flows at a producing field level to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on EOG's estimate of future crude oil and natural gas prices and operating costs and anticipated production from proved reserves, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.

     Inventories, consisting primarily of tubular goods and well equipment held for use in the exploration for, and development and production of natural gas and crude oil reserves, are carried at cost with adjustments made from time to time to recognize any reductions in value.

     Natural gas and liquids revenues are recorded when production is delivered. Additionally, natural gas revenues are recorded on the entitlement method based on EOG's percentage ownership of current production. Each working interest owner in a well generally has the right to a specific percentage of production, although actual production sold may differ from an owner's ownership percentage. Under entitlement accounting, a receivable is recorded when underproduction occurs and a payable is recorded when overproduction occurs.

     New Accounting Pronouncements. In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143-"Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Increase in the liability due to passage of time, as a result of applying an interest method of allocation to the amount of the liability at the beginning of a period, is recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement. EOG adopted the statement on January 1, 2003. The impact of adopting the statement results in an after-tax loss of approximately $6.5 million which will be reported as cumulative adjustment for change in accounting principle in the first quarter of 2003.

     In April 2002, the FASB issued SFAS No. 145-"Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" effective for financial statements issued on or after May 15, 2002. SFAS No. 145 requires gains and losses on the extinguishment of debt to be classified as income or loss from continuing operations, unless the requirements of Accounting Principles Board Opinion ("APB Opinion") No. 30-"Reporting the Results of Operations -
Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met, upon which the gain or loss would be considered unusual and infrequent and classified as an extraordinary item. Prior to adoption of SFAS No. 145, all gains and losses from extinguishment of debt were classified as extraordinary items. SFAS No. 145 also creates consistency between accounting for sale-leaseback transactions and certain lease modifications with economic effects similar to sale-leaseback transactions, along with various amendments which make technical corrections and clarifications. EOG adopted this statement on January 1, 2003. The adoption of SFAS No. 145 did not have any effect on its financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146-"Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies the guidance of the Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. EOG does not expect the impact of SFAS No. 146 to have a material effect on its financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147-"Acquisitions of Certain Financial Institutions", effective for acquisitions on or after October 1, 2002. The statement relates to the application of the purchase method of accounting for acquisitions of financial institutions. The statement is currently not applicable to EOG.

     In December 2002, the FASB issued SFAS No. 148-"Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results. EOG has not decided whether it will utilize the fair value method of accounting for stock-based employee compensation and is currently evaluating the alternative methods provided by SFAS No. 148. Based on EOG's current level of stock-based employee compensation activities and its existing financial statement footnote disclosure regarding such activities, EOG does not expect the impact of implementing any of the alternative methods to be material.

     Accounting for Price Risk Management Activities. EOG accounts for its price risk management activities under the provisions of SFAS No. 133-"Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During 2001 and 2002, EOG elected not to designate any of its price risk management activities as accounting hedges under SFAS No. 133, and accordingly, accounted for them using the mark-to-market accounting method. Under this accounting method, the changes in the market value of outstanding financial instruments are recognized as gains or losses in the period of change. The gains or losses are recorded in Gains (Losses) on Mark-to-market Commodity Derivative Contracts in the Net Operating Revenues section of the Consolidated Statements of Income. The related cash flow impact is reflected as cash flows from operating activities in the Consolidated Statements of Cash Flows (see Note 11 to the Consolidated Financial Statements).

     Capitalized Interest Costs. Certain interest costs have been capitalized as a part of the historical cost of unproved oil and gas properties.

     Income Taxes. EOG accounts for income taxes under the provisions of SFAS No. 109-"Accounting for Income Taxes." SFAS No. 109 requires the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 5 to the Consolidated Financial Statements).

     Foreign Currency Translation. For subsidiaries whose functional currency is deemed to be other than the United States dollar, asset and liability accounts are translated at year-end exchange rates and revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are included in Accumulated Other Comprehensive Loss in the Shareholders' Equity section of the Consolidated Balance Sheets. Accumulated translation losses were $50 million and $54 million at December 31, 2002 and 2001, respectively. Any gains or losses on transactions or monetary assets or liabilities in currencies other than the functional currency are included in net income in the current period.

     Net Income Per Share. In accordance with the provisions of SFAS No. 128-"Earnings per Share," basic net income per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities (see Note 8 to the Consolidated Financial Statements for additional information to reconcile the difference between the Average Number of Common Shares outstanding for basic and diluted net income per share).

     Stock Options. EOG accounts for stock options under the provisions and related interpretations of APB Opinion No. 25-"Accounting for Stock Issued to Employees." No compensation expense is recognized for such options. As allowed by SFAS No. 123-"Accounting for Stock-Based Compensation" issued in 1995, EOG has continued to apply APB Opinion No. 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS No. 123.

Information Regarding Forward-Looking Statements

  This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding EOG's future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements. EOG typically uses words such as "expect," "anticipate," "estimate," "strategy," "intend," "plan," "target" and "believe" or the negative of those terms or other variations of them or by comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning future operating results, the ability to replace or increase reserves or to increase production, or the ability to generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Although EOG believes its expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others: the timing and extent of changes in commodity prices for crude oil, natural gas and related products and interest rates; the extent and effect of any hedging activities engaged in by EOG; the extent of EOG's success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties; the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise; political developments around the world, including terrorist activities and responses to such activities; acts of war; and financial market conditions. In light of these risks, uncertainties and assumptions, the events anticipated by EOG's forward-looking statements might not occur. EOG undertakes no obligations to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

         MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The following consolidated financial statements of EOG Resources, Inc. and its subsidiaries ("EOG") were prepared by management, which is responsible for their integrity, objectivity and fair presentation. The statements have been prepared in conformity with accounting principles generally accepted in the United States and, accordingly, include some amounts that are based on the best estimates and judgments of management.

     Deloitte & Touche LLP, independent public accountants, was engaged to audit the consolidated financial statements of EOG and issue a report thereon. In the conduct of the audit, Deloitte & Touche LLP was given unrestricted access to all financial records and related data including minutes of all meetings of shareholders, the Board of Directors and committees of the Board. Their audit was made in accordance with auditing standards generally accepted in the United States of America and included a review of the system of internal controls to the extent considered necessary to determine the audit procedures required to support their opinion on the consolidated financial statements. Management believes that all representations made to Deloitte & Touche LLP during the audit were valid and appropriate.

     The system of internal controls of EOG is designed to provide reasonable assurance as to the reliability of financial statements and the protection of assets from unauthorized acquisition, use or disposition. This system includes, but is not limited to, written policies and guidelines including a published code for the conduct of business affairs, conflicts of interest and compliance with laws regarding antitrust, antiboycott and foreign corrupt practices policies, the careful selection and training of qualified personnel, and a documented organizational structure outlining the separation of responsibilities among management representatives and staff groups.

     The adequacy of financial controls of EOG and the accounting principles employed in financial reporting by EOG are under the general oversight of the Audit Committee of the Board of Directors. No member of this committee is an officer or employee of EOG. The independent public accountants and internal auditors have full, free, separate and direct access to the Audit Committee and meet with the committee from time to time to discuss accounting, auditing and financial reporting matters. It should be recognized that there are inherent limitations to the effectiveness of any system of internal control, including the possibility of human error and circumvention or override. Accordingly, even an effective system can provide only reasonable assurance with respect to the preparation of reliable financial statements and safeguarding of assets. Furthermore, the effectiveness of an internal control system can change with circumstances.

     It is management's opinion that, considering the criteria for effective internal control over financial reporting and safeguarding of assets which consists of interrelated components including the control environment, risk assessment process, control activities, information and communication systems, and monitoring, EOG maintained an effective system of internal control as to the reliability of financial statements and the protection of assets against unauthorized acquisition, use or disposition during the year ended December 31, 2002.


MARK G. PAPA        EDMUND P. SEGNER, III          TIMOTHY K. DRIGGERS
Chairman and     President and Chief of Staff   Vice President, Accounting
Chief Executive                                  and Land Administration
 Officer


Houston, Texas
February 19, 2003

              REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of EOG Resources, Inc.
Houston, Texas

   We have audited the accompanying balance sheet of EOG Resources, Inc. (the "Company") as of December 31, 2002, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of EOG Resources, Inc. as of December 31, 2001, and for the two years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 21, 2002.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
February 19, 2003

     EOG dismissed Arthur Andersen LLP on February 27, 2002 and subsequently engaged Deloitte & Touche LLP as its independent auditors. The predecessor auditor's report appearing below is a copy of Arthur Andersen's previously issued report dated February 21, 2002. Since EOG is unable to obtain a current manually signed audit report, a copy of Arthur Andersen's most recent signed and dated report has been included to satisfy filing requirements, as permitted under Rule 2-02(e) of Regulation S-X.


To EOG Resources, Inc.:

     We have audited the accompanying consolidated balance sheets of EOG Resources, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EOG Resources, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                  ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2002


                          EOG RESOURCES, INC.
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               (In Thousands, Except Per Share Amounts)



                                                    Year Ended December 31,
                                                 2002        2001         2000
  NET OPERATING REVENUES
  Natural Gas                                $  915,129   $1,298,102   $1,155,804
  Crude Oil, Condensate and Natural
   Gas Liquids                                  227,309      258,101      325,726
  Gains (Losses) on Mark-to-market
   Commodity Derivative Contracts               (48,508)      97,750       (1,000)
  Gains on Sales of Reserves and Related
   Assets and Other, Net                          1,106          934        9,365
    Total                                     1,095,036    1,654,887    1,489,895
  OPERATING EXPENSES
  Lease and Well                                179,429      175,446      140,915
  Exploration Costs                              60,228       67,467       67,196
  Dry Hole Costs                                 46,749       71,360       17,337
  Impairments                                    68,430       79,156       46,478
  Depreciation, Depletion and Amortization      398,036      392,399      359,265
  General and Administrative                     88,952       79,963       66,932
  Taxes Other Than Income                        71,881       95,333       94,909
  Charges Associated with Enron Bankruptcy           --       19,211           --
    Total                                       913,705      980,335      793,032
  OPERATING INCOME                              181,331      674,552      696,863
  OTHER INCOME (EXPENSE)                         (2,005)       2,003       (2,300)
  INCOME BEFORE INTEREST EXPENSE AND
   INCOME TAXES                                 179,326      676,555      694,563
  INTEREST EXPENSE
  Incurred                                       68,641       53,756       67,714
  Capitalized                                    (8,987)      (8,646)      (6,708)
    Net Interest Expense                         59,654       45,110       61,006
  INCOME BEFORE INCOME TAXES                    119,672      631,445      633,557
  INCOME TAX PROVISION                           32,499      232,829      236,626
  NET INCOME                                     87,173      398,616      396,931
  PREFERRED STOCK DIVIDENDS                      11,032       10,994       11,028
  NET INCOME AVAILABLE TO COMMON             $   76,141   $  387,622   $  385,903

  NET INCOME PER SHARE AVAILABLE TO COMMON
  Basic                                      $     0.66   $     3.35   $     3.30
  Diluted                                    $     0.65   $     3.30   $     3.24
  AVERAGE NUMBER OF COMMON SHARES
  Basic                                         115,335      115,765      116,934
  Diluted                                       117,245      117,488      119,102

  COMPREHENSIVE INCOME
  NET INCOME                                 $   87,173   $  398,616   $  396,931
  OTHER COMPREHENSIVE INCOME (LOSS)
  Foreign Currency Translation Adjustment         4,315      (22,044)     (12,338)
  Available-for-sale Security Transactions          926       (1,318)         392
  COMPREHENSIVE INCOME                       $   92,414   $  375,254   $  384,985




   The accompanying notes are an integral part of these consolidated financial statements.



                          EOG RESOURCES, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In Thousands)


                                                            At December 31,
                               ASSETS                      2002         2001

  CURRENT ASSETS
   Cash and Cash Equivalents                           $    9,848   $    2,512
   Accounts Receivable, net                               259,308      194,624
   Inventories                                             18,928       18,871
   Assets from Price Risk Management Activities                --       19,161
   Federal Income Tax Receivable                           50,825       19,332
   Other                                                   55,883       17,921
       Total                                              394,792      272,421
  OIL AND GAS PROPERTIES (Successful Efforts Method)    6,750,095    6,065,603
   Less:  Accumulated Depreciation, Depletion
    and Amortization                                   (3,428,547)  (3,009,693)
         Net Oil and Gas Properties                     3,321,548    3,055,910
  OTHER ASSETS                                             97,666       85,713
   TOTAL ASSETS                                        $3,814,006   $3,414,044


                 LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
   Accounts Payable                                    $  201,931   $  219,561
   Accrued Taxes Payable                                   23,170       40,219
   Dividends Payable                                        5,007        5,045
   Liabilities from Price Risk Management Activities        5,939           --
   Accrued Employee Benefits                               11,099       16,345
   Other                                                   29,205       29,677
       Total                                              276,351      310,847
  LONG-TERM DEBT                                        1,145,132      855,969
  OTHER LIABILITIES                                        59,180       53,522
  DEFERRED INCOME TAXES                                   660,948      551,020
  SHAREHOLDERS' EQUITY
   Preferred Stock, $.01 Par, 10,000,000 Shares
    Authorized:
      Series B, 100,000 Shares Issued, Cumulative,
       $100,000,000 Liquidation Preference                 98,352       98,116
      Series D, 500 Shares Issued, Cumulative,
       $50,000,000 Liquidation Preference                  49,647       49,466
   Common Stock, $.01 Par, 320,000,000 Shares
    Authorized and 124,730,000 Shares Issued              201,247      201,247
   Unearned Compensation                                  (15,033)     (14,953)
   Accumulated Other Comprehensive Loss                   (49,877)     (55,118)
   Retained Earnings                                    1,723,948    1,668,708
   Common Stock Held in Treasury, 10,009,740 shares
    at December 31, 2002 and 9,278,382 shares at
    December 31, 2001                                    (335,889)    (304,780)
       Total Shareholders' Equity                       1,672,395    1,642,686
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $3,814,006   $3,414,044


   The accompanying notes are an integral part of these consolidated financial statements.


                               EOG RESOURCES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (In Thousands, Except Per Share Amounts)

                                                                                 Accumulated                Common
                                                      Additional                    Other                    Stock       Total
                                 Preferred   Common    Paid In      Unearned    Comprehensive   Retained    Held In   Shareholders'
                                   Stock     Stock     Capital    Compensation  Income (Loss)   Earnings    Treasury     Equity

 Balance  at December 31, 1999    $147,190  $201,247  $     --      $ (1,618)     $(19,810)    $  930,938  $(128,336)   $1,129,611
 Net  Income                            --        --        --            --            --        396,931         --       396,931
 Amortization of Preferred
   Stock  Discount                     419        --        --            --            --           (419)        --            --
 Exchange  Offer Fees                 (445)       --        --            --            --             --         --          (445)
 Preferred Stock Dividends
   Paid/Declared                        --        --        --            --            --        (10,609)        --       (10,609)
 Common Stock Dividends
   Declared, $.14 Per Share             --        --        --            --            --        (15,774)        --       (15,774)
 Translation Adjustment                 --        --        --            --       (12,338)            --         --       (12,338)
 Unrealized Gain on Available-
   for-sale Security                    --        --        --            --           392             --         --           392
 Treasury Stock Purchased               --        --        --            --            --             --   (272,723)     (272,723)
 Treasury Stock Issued Under
   Stock Option Plans                   --        --   (36,701)           --            --             --    163,350       126,649
 Tax Benefits from Stock
   Options Exercised                    --        --    41,307            --            --             --         --        41,307
 Restricted Stock and Units             --        --     2,805        (3,411)           --             --        606            --
 Amortization of Unearned
  Compensation                          --        --        --         1,273            --             --         --         1,273
 Equity Derivative Transactions         --        --    (3,190)           --            --             --         --        (3,190)
 Other                                  --        --        --            --            --             --       (159)         (159)
 Balance  at December 31, 2000     147,164   201,247     4,221        (3,756)      (31,756)     1,301,067   (237,262)    1,380,925
 Net  Income                            --        --        --            --            --        398,616         --       398,616
 Amortization of Preferred
   Stock Discount                      418        --        --            --            --           (418)        --            --
 Preferred Stock Dividends
   Paid/Declared                        --        --        --            --            --        (10,576)        --       (10,576)
 Common Stock Dividends
   Declared, $.16 Per Share             --        --        --            --            --        (18,523)        --       (18,523)
 Translation Adjustment                 --        --        --            --       (22,044)            --         --       (22,044)
 Unrealized Loss on Available-
   for-sale Security                    --        --        --            --        (1,318)            --         --        (1,318)
 Treasury Stock Purchased               --        --        --            --            --             --   (126,769)     (126,769)
 Treasury Stock Issued Under
   Stock Option Plans                   --        --   (19,097)           --            --         (1,458)    50,403        29,848
 Treasury Stock Issued Under
   Employee Stock Purchase Plan         --        --      (104)           --            --             --      1,061           957
 Tax Benefits from Stock
   Options Exercised                    --        --     7,332            --            --             --         --         7,332
 Restricted Stock and Units             --        --     6,583       (14,467)           --             --      7,884            --
 Amortization of Unearned
  Compensation                          --        --        --         3,270            --             --         --         3,270
 Equity Derivative Transactions         --        --     1,201            --            --             --         --         1,201
 Other                                  --        --      (136)           --            --             --        (97)         (233)
 Balance at December 31, 2001      147,582   201,247        --       (14,953)      (55,118)     1,668,708   (304,780)    1,642,686
 Net Income                             --        --        --            --            --         87,173         --        87,173
 Amortization of Preferred
   Stock  Discount                     417        --        --            --            --           (417)        --            --
 Preferred Stock Dividends
   Paid/Declared                        --        --        --            --            --        (10,615)        --       (10,615)
 Common Stock Dividends
   Declared, $.16 Per Share             --        --        --            --            --        (18,499)        --       (18,499)
 Translation Adjustment                 --        --        --            --         4,315             --         --         4,315
 Available-for-sale Security
  Transactions                          --        --        --            --           926             --         --           926
 Treasury Stock Purchased               --        --        --            --            --             --    (63,038)      (63,038)
 Treasury Stock Issued Under
   Stock Option Plans                   --        --    (9,457)           --            --         (2,402)    28,565        16,706
 Treasury Stock Issued Under
   Employee Stock Purchase Plan         --        --       (39)           --            --             --      2,301         2,262
 Tax Benefits from Stock
   Options Exercised                    --        --     5,167            --            --             --         --         5,167
 Restricted Stock and Units             --        --     4,329        (4,951)           --             --        622            --
 Amortization of Unearned
  Compensation                          --        --        --         4,871            --             --         --         4,871
 Other                                  --        --        --            --            --             --        441           441
 Balance at December 31, 2002     $147,999  $201,247   $    --      $(15,033)     $(49,877)    $1,723,948  $(335,889)   $1,672,395

   The accompanying notes are an integral part of these consolidated financial statements.


                         EOG RESOURCES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In Thousands)

                                                       Year Ended December 31,
                                                    2002          2001       2000
CASH FLOWS FROM OPERATING ACTIVITIES
Reconciliation of Net Income to Net
 Operating Cash Inflows:
 Net Income                                      $  87,173   $   398,616   $ 396,931
 Items Not Requiring Cash
   Depreciation, Depletion and Amortization        398,036       392,399     359,265
  Impairments                                       68,430        79,156      46,478
  Deferred Income Taxes                             82,179       164,945      97,729
   Charges Associated with Enron Bankruptcy             --        19,211          --
  Other, Net                                        17,333        10,423       6,693
 Exploration Costs                                  60,228        67,467      67,196
 Dry Hole Costs                                     46,749        71,360      17,337
 Mark-to-market Commodity Derivative Contracts
  Total (Gains) Losses                              48,508       (97,750)      1,000
  Realized Gains (Losses)                          (21,136)       66,731      (1,438)
  Collar Premium                                    (1,825)       (4,621)         --
  Losses (Gains) on Sales of Reserves
   and Related Assets and Other, Net                   (70)          835      (5,539)
  Tax  Benefits from Stock Options Exercised         5,168         7,332      41,307
 Other, Net                                         (1,908)       (3,127)     (8,935)
 Changes in Components of Working Capital
   and Other Liabilities
  Accounts Receivable                              (61,580)      146,235    (191,492)
  Inventories                                          (57)       (2,248)      2,345
  Accounts Payable                                 (19,012)      (26,949)     97,374
  Accrued Taxes Payable                            (84,666)      (38,619)     54,556
  Other Liabilities                                  7,816        (3,422)        348
  Other, Net                                        (5,578)      (16,442)     11,378
 Changes in Components of Working Capital
   Associated with Investing and
    Financing Activities                            42,782       (34,105)    (25,123)
NET OPERATING CASH INFLOWS                         668,570     1,197,427     967,410

INVESTING CASH FLOWS
 Additions to Oil and Gas Properties              (714,127)     (974,016)   (602,638)
 Exploration Costs                                 (60,228)      (67,467)    (67,196)
 Dry Hole Costs                                    (46,749)      (71,360)    (17,337)
  Proceeds from Sales of Reserves and
   Related Assets                                    8,089         8,032      26,189
 Changes in Components of Working Capital
   Associated with Investing Activities            (43,246)       32,405      22,798
 Other, Net                                        (16,277)      (15,649)    (28,977)
NET INVESTING CASH OUTFLOWS                       (872,538)   (1,088,055)   (667,161)

FINANCING CASH FLOWS
  Long-Term Debt Borrowings (Repayments)           289,163        (4,155)   (131,306)
 Dividends Paid                                    (29,152)      (28,580)    (26,071)
 Treasury Stock Purchased                          (63,038)     (126,769)   (272,723)
  Proceeds from Stock Options Exercised             17,339        30,805     127,090
 Other, Net                                         (3,008)        1,687      (1,923)
NET FINANCING CASH INFLOWS (OUTFLOWS)              211,304      (127,012)   (304,933)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     7,336       (17,640)     (4,684)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR       2,512        20,152      24,836
CASH AND CASH EQUIVALENTS AT END OF YEAR         $   9,848   $     2,512   $  20,152


The accompanying notes are an integral part of these consolidated financial statements.

                       EOG RESOURCES, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies

     Principles of Consolidation. The consolidated financial statements of EOG Resources, Inc. ("EOG"), a Delaware corporation, include the accounts of all domestic and foreign subsidiaries. Investments in unconsolidated affiliates, in which EOG is able to exercise significant influence, are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior period financial statements to conform with the current presentation. Beginning 2001, the "Impairment of Unproved Oil and Gas Properties" caption on the Consolidated Statements of Income was renamed "Impairments" to include the impairment of long-lived assets as described in Statement of Financial Accounting
Standards ("SFAS") No. 121-"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS 121 Impairments"), as superseded by SFAS No. 144-"Accounting for the Impairment or Disposal of Long-Lived Assets." As a result, EOG reclassified all prior periods to reflect such SFAS 121 Impairments in Impairments, instead of Depreciation, Depletion and Amortization ("DD&A") as previously reported. SFAS 121 Impairments reclassified from DD&A to Impairments was $11 million for 2000.

     Financial Instruments. EOG's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and long-term debt. The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value (see Note 2 "Long-Term Debt" for fair value of long-term debt).

     Cash and Cash Equivalents. EOG records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

     Oil and Gas Operations. EOG accounts for its natural gas and crude oil exploration and production activities under the successful efforts method of accounting.

     Oil and gas lease acquisition costs are capitalized when incurred. Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

     Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether they have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of natural gas and crude oil, are capitalized.

     Depreciation, depletion and amortization of the cost of proved oil and gas properties is calculated using the unit-of-production method. Estimated future dismantlement, restoration and abandonment costs (classified as long-term liabilities), net of salvage values, are taken into account. Certain other assets are depreciated on a straight-line basis.

     Periodically, or when circumstances indicate that an asset may be impaired, EOG compares expected undiscounted future cash flows at a producing field level to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on EOG's estimate of future crude oil and natural gas prices and operating costs and anticipated production from proved reserves, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.

     Inventories, consisting primarily of tubular goods and well equipment held for use in the exploration for, and development and production of natural gas and crude oil reserves, are carried at cost with adjustments made from time to time to recognize any reductions in value.

     Natural gas and liquids revenues are recorded when production is delivered. Additionally, natural gas revenues are recorded on the entitlement method based on EOG's percentage ownership of current production. Each working interest owner in a well generally has the right to a specific percentage of production, although actual production sold may differ from an owner's ownership percentage. Under entitlement accounting, a receivable is recorded when underproduction occurs and a payable is recorded when overproduction occurs.

     New Accounting Pronouncements. In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143-"Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Increase in the liability due to passage of time, as a result of applying an interest method of allocation to the amount of the liability at the beginning of a period, is recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement. EOG adopted the statement on January 1, 2003. The impact of adopting the statement resulted in an after-tax loss of approximately $6.5 million which will be reported as cumulative adjustment for change in accounting principle in the first quarter of 2003.

     In April 2002, the FASB issued SFAS No. 145-"Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" effective for financial statements issued on or after May 15, 2002. SFAS No. 145 requires gains and losses on the extinguishment of debt to be classified as income or loss from continuing operations, unless the requirements of Accounting Principles Board Opinion ("APB Opinion") No. 30-"Reporting the Results of Operations -
Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met, upon which the gain or loss would be considered unusual and infrequent and classified as an extraordinary item. Prior to adoption of SFAS No. 145, all gains and losses from extinguishment of debt were classified as extraordinary items. SFAS No. 145 also creates consistency between accounting for sale-leaseback transactions and certain lease modifications with economic effects similar to sale-leaseback transactions, along with various amendments which make technical corrections and clarifications. EOG adopted this statement on January 1, 2003. The adoption of SFAS No. 145 did not have any effect on its financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146-"Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 nullifies the guidance of the Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized only when the liability is incurred and measured initially at fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. EOG does not expect the impact of SFAS No. 146 to have a material effect on its financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147-"Acquisitions of Certain Financial Institutions", effective for acquisitions on or after October 1, 2002. The statement relates to the application of the purchase method of accounting for acquisitions of financial institutions. The statement is currently not applicable to EOG.

     In December 2002, the FASB issued SFAS No. 148-"Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results. EOG has not decided whether it will utilize the fair value method of accounting for stock-based employee compensation and is currently evaluating the alternative methods provided by SFAS No. 148. Based on EOG's current level of stock-based employee compensation activities and its existing financial statement footnote disclosure regarding such activities, EOG does not expect the impact of implementing any of the alternative methods to be material.

     Accounting for Price Risk Management Activities. EOG accounts for its price risk management activities under the provisions of SFAS No. 133-"Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During 2001 and 2002, EOG elected not to designate any of its price risk management activities as accounting hedges under SFAS No. 133, and accordingly, accounted for them using the mark-to-market accounting method. Under this accounting method, the changes in the market value of outstanding financial instruments are recognized as gains or losses in the period of change. The gains or losses are recorded in Gains (Losses) on Mark-to-market Commodity Derivative Contracts in the Net Operating Revenues section of the Consolidated Statements of Income. The related cash flow impact is reflected as cash flows from operating activities in the Consolidated Statements of Cash Flows (see Note 11 "Prices and Interest Rate Risk Management Activities").

     Capitalized Interest Costs. Certain interest costs have been capitalized as a part of the historical cost of unproved oil and gas properties.

     Income Taxes. EOG accounts for income taxes under the provisions of SFAS No. 109-"Accounting for Income Taxes." SFAS No. 109 requires the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 5 "Income Taxes").

     Foreign Currency Translation. For subsidiaries whose functional currency is deemed to be other than the United States dollar, asset and liability accounts are translated at year-end exchange rates and revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are included in Accumulated Other Comprehensive Loss in the Shareholders' Equity section of the Consolidated Balance Sheets. Accumulated translation losses were $50 million and $54 million at December 31, 2002 and 2001, respectively. Any gains or losses on transactions or monetary assets or liabilities in currencies other than the functional currency are included in net income in the current period.

     Net Income Per Share. In accordance with the provisions of SFAS No. 128-"Earnings per Share," basic net income per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted net income per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities (see Note 8 "Net Income Per Share Available to Common" for additional information to reconcile the difference between the Average Number of Common Shares outstanding for basic and diluted net income per share).

     Stock Options Plans. EOG accounts for stock options under the provisions and related interpretations of APB Opinion No. 25-"Accounting for Stock Issued to Employees." No compensation expense is recognized for such options. As allowed by SFAS No. 123-"Accounting for Stock-Based Compensation" issued in 1995, EOG has continued to apply APB Opinion No. 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS No. 123.

2.  Long-Term Debt

     Long-Term Debt at December 31 consisted of the following (in thousands):

                                                 2002       2001

Commercial Paper                             $  120,000  $     --
Uncommitted Credit Facilities                    14,310    95,147
Senior Unsecured Term Loan Facility due 2005    150,000        --
6.50% Notes due 2004                            100,000   100,000
6.70% Notes due 2006                            126,870   126,870
6.50% Notes due 2007                            100,000   100,000
6.00% Notes due 2008                            173,952   173,952
6.65% Notes due 2028                            140,000   140,000
7.00% Subsidiary Debt due 2011                  220,000   120,000
     Total                                   $1,145,132  $855,969

     EOG maintains two credit facilities with different expiration dates. In July 2002, the $300 million credit facility that was scheduled to expire was renewed at the same commitment level for a period of one year, which is the same period as the last renewal of this facility. Credit facility expirations are as follows: $300 million in July 2003 and $300 million in July 2004. With respect to the $300 million expiring in 2003, EOG may, at its option, extend the final maturity date of any advances made under the facility by one full year from the expiration date of the facility, effectively qualifying such debt as long term. Advances under both agreements bear interest, at the option of EOG, based upon a base rate or a Eurodollar rate. No amounts were borrowed on these committed credit facilities at December 31, 2002.

     On October 30, 2002, EOG entered into a Senior Unsecured Term Loan Facility (the "Facility") with a group of banks whereby the banks agreed to lend EOG $150 million with a maturity of three years. EOG used the loan proceeds under this Facility to reduce outstanding commercial paper and uncommitted bank line borrowings. This Facility calls for interest to be charged at a spread over LIBOR (London InterBank Offering Rate) or the base rate at EOG's option, and contains substantially the same covenants as those in EOG's $300 million Long-Term Revolving Credit Agreement. The applicable interest rate for this Facility was 2.35% at December 31, 2002.

     During 2002 and 2001, EOG utilized commercial paper and short-term funding from uncommitted credit facilities, bearing market interest rates, for various corporate financing purposes. Commercial paper and uncommitted credit borrowings are classified as long-term debt based on EOG's intent and ability to ultimately replace such amounts with other long-term debt.

     The 6.00% to 6.70% Notes due 2004 to 2028 were issued through public offerings and have effective interest rates of 6.14% to 6.83%. The Subsidiary Debt due 2011 bears interest at a fixed rate of 7.00% and is guaranteed by EOG.

     At December 31, 2002, the aggregate annual maturities of long-term debt outstanding were none for 2003, $100 million for 2004, $150 million for 2005, $127 million in 2006 and $100 million for 2007.

     EOG's credit facilities contain certain restrictive covenants, including a maximum debt-to-total capitalization ratio of 65% and a minimum ratio of EBITDAX (earnings before interest, taxes, DD&A, and exploration expense) to interest expense of at least three times. Other than these covenants, EOG does not have any other financial covenants in its financing agreements. EOG continues to comply with these two covenants and does not view them as materially restrictive.

     Shelf Registration. During the third quarter of 2000, EOG filed a shelf registration statement for the offer and sale from time to time of up to $600 million of EOG debt securities, preferred stock and/or common stock. The registration statement was declared effective by the Securities and Exchange Commission on October 27, 2000. As of February 19, 2003, EOG had sold no securities pursuant to this shelf registration. When combined with the unused portion of a previously filed registration statement declared effective in January 1998, these registration statements provide for the offer and sale from time to time of EOG debt securities, preferred stock and/or common stock by EOG in an aggregate amount up to $688 million.

     Fair Value Of Long-Term Debt. At December 31, 2002 and 2001, EOG had $1,145 million and $856 million, respectively, of long-term debt which had fair values of approximately
$1,225 million and $838 million, respectively. The fair value of long-term debt is the value EOG would have to pay to retire the debt, including any premium or discount to the debtholder for the differential between the stated interest rate and the year-end market rate. The fair value of long-term debt is based upon quoted market prices and, where such quotes were not available, upon interest rates available to EOG at yearend.

3.  Shareholders' Equity

     EOG purchases its common stock from time to time in the open market to be held in treasury for the purpose of, but not limited to, fulfilling any obligations arising under EOG's stock plans and any other approved transactions or activities for which such common stock shall be required. In September 2001, the Board of Directors authorized the purchase of an aggregate maximum of 10 million shares of common stock of EOG which superseded all previous authorizations. At December 31, 2002, 6,917,000 shares remain available for repurchases under this authorization.

     To supplement its share repurchase program, EOG enters into equity derivative transactions from time to time. These transactions are accounted for as equity transactions with premiums received recorded to Additional Paid In Capital in the Consolidated Balance Sheets. Settlement alternatives under all circumstances are at the option of EOG and include physical share, net share and net cash settlement. During the second quarter of 2001, EOG sold put options for $1.2 million obligating EOG to purchase up to 0.6 million shares of its common stock at an average price of $33.42 per share. These options expired unexercised in December 2001. During the first half of 2000, EOG entered into a series of equity derivative transactions receiving $0.6 million. During the third quarter of 2000, EOG closed substantially all of its equity derivative contracts which were to expire in April 2001 by paying $3.75 million. EOG had one million put options which it had written which were outstanding at December 31, 2000. The strike price of these options was $18.00 per share, and they expired unexercised in April 2001.

     The following summarizes shares of common stock outstanding
(in thousands):

                                           Common Shares
                                      2002      2001      2000

Outstanding at January 1            115,452   116,904   119,105
  Repurchased                        (1,700)   (3,281)   (8,910)
  Issued Pursuant to Stock Options
   and Stock Plans                      968     1,829     6,709
Outstanding at December 31          114,720   115,452   116,904

     Series A. On December 10, 1999, EOG issued 100,000 shares of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, with a $1,000 Liquidation Preference per share, in a private transaction. Dividends will be payable on the shares only if declared by EOG's board of directors and will be cumulative. If declared, dividends will be payable at a rate of $71.95 per share, per year on March 15, June 15, September 15, and
December 15 of each year beginning March 15, 2000. EOG may redeem all or a part of the Series A preferred stock at any time beginning on December 15, 2009 at $1,000 per share, plus accrued and unpaid dividends. The shares may also be redeemable, in whole but not in part, in the event that certain amendments are made to the Dividend Received Percentage. The Series A preferred shares are not convertible into, or exchangeable for, common stock of EOG.

     Series C. On December 22, 1999, EOG issued 500 shares of Flexible Money Market Cumulative Preferred Stock, Series C, with a liquidation preference of $100,000 per share, in a private transaction. Dividends will be payable on the shares only if declared by EOG's board of directors and will be cumulative. The initial dividend rate on the shares will be 6.84% until December 15, 2004 (the "Initial Period-End Dividend Payment Date"). Through the Initial Period-End Dividend Payment Date dividends will be payable, if declared, on March 15, June 15, September 15, and December 15 of each year beginning March 15, 2000. The cash dividend rate for each subsequent dividend period will be determined pursuant to periodic auctions conducted in accordance with certain auction procedures. The first auction date will be December 14, 2004. After December 15, 2004 (unless EOG has elected a "Non-Call Period" for a subsequent dividend period), EOG may redeem the shares, in whole or in part, on any dividend payment date at $100,000 per share plus accumulated and unpaid dividends. The shares may also be redeemable, in whole but not in part, in the event that certain amendments are made to the Dividend Received Percentage. The Series C preferred shares are not convertible into, or exchangeable for, common stock of EOG.

     During the third quarter of 2000, EOG completed two exchange offers for its preferred stock whereby shares of EOG's Series A preferred stock were exchanged for shares of EOG's Series B preferred stock, and shares of EOG's Series C preferred stock were exchanged for shares of EOG's Series D preferred stock. All preferred shares were validly tendered and not withdrawn prior to expiration of the offers. EOG accepted all of the tendered shares and issued the respective series in exchange. Both exchange offers were registered under the Securities Act of 1933. The Series B preferred stock has substantially the same terms as Series A and the Series D preferred stock has substantially the same terms as Series C.

     On February 14, 2000, EOG's Board of Directors declared a dividend of one preferred share purchase right (a "Right," and the agreement governing the terms of such Rights, the "Rights Agreement") for each outstanding share of common stock, par value $.01 per share. The Board of Directors has adopted this Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. The dividend was distributed to the stockholders of record on February 24, 2000. Each Right, expiring February 24, 2010, represents a right to buy from EOG one hundredth (1/100) of a share of Series E Junior Participating Preferred Stock ("Preferred Share") for $90, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights. If issued, each one hundredth (1/100) of a Preferred Share (i) will not be redeemable;
(ii) will entitle holders to quarterly dividend payments of $.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater; (iii) will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater; (iv) will have the same voting power as one share of common stock; and (v) if shares of EOG's common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

     The Rights will not be exercisable until ten days after the public announcement that a person or group has become an acquiring person ("Acquiring Person") by obtaining beneficial ownership of 10% or more of EOG's common stock, or if earlier, ten business days (or a later date determined by EOG's Board of Directors before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group becoming an Acquiring Person. On December 10, 2002, the Rights Agreement was amended to create an exception to the definition of Acquiring Person to permit a qualified institutional investor to beneficially own 10% or more but less than 15% of EOG's common stock without being deemed an Acquiring Person if the institutional investor meets the following requirements: (i) the institutional investor is described in Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934 and is eligible to report (and does in fact report) beneficial ownership of common stock on Schedule 13G; (ii) the institutional investor is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of EOG's common stock; and (iii) the institutional investor does not beneficially own 15% or more of EOG's common stock then outstanding.

     If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $90, purchase shares of EOG's common stock with a market value of $180, based on the market price of the common stock prior to such acquisition. If EOG is later acquired in a merger or similar transaction after the Rights become exercisable, all holders of Rights except the Acquiring Person may, for $90, purchase shares of the acquiring corporation with a market value of $180 based on the market price of the acquiring corporation's stock, prior to such merger.

     EOG's Board of Directors may redeem the Rights for $.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.01 per Right. The redemption price will be adjusted if EOG has a stock split or stock dividends of EOG's common stock. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of EOG's outstanding common stock, the Board of Directors may exchange the Rights for common stock or equivalent security at an exchange ratio of one share of common stock or an equivalent security for each such Right, other than Rights held by the Acquiring Person.

4.  Enron Corp. Bankruptcy

     In December 2001, Enron Corp. and certain of its affiliates, including Enron North America Corp., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. EOG recorded $19.2 million in charges associated with the Enron bankruptcies in the fourth quarter of 2001 related to certain contracts with Enron affiliates, including 2001 and 2002 natural gas and crude oil derivative contracts. Based on EOG's review of all matters related to Enron Corp. and its affiliates, EOG believes that Enron Corp.'s Chapter 11 proceedings will not have a material adverse effect on EOG's financial position.

     By an order entered on June 21, 2002, the bankruptcy judge in the Enron bankruptcy case authorized the sale of 11.5 million shares of EOG common stock held by an affiliate of Enron. On November 22, 2002, the entire 11.5 million shares were sold by the Enron affiliate to an unaffiliated broker. EOG purchased one million shares of EOG common stock from the broker, and the remaining 10.5 million shares were sold by the broker to third parties.

5.  Income Taxes

     The principal components of EOG's net deferred income tax liability at December 31, 2002 and 2001 were as follows (in thousands):

                                                       2002       2001
Deferred Income Tax Assets
  Non-Producing Leasehold Costs                     $ 29,574   $ 26,727
  Seismic Costs Capitalized for Tax                   18,657     17,828
  Alternative Minimum Tax Credit Carryforward         20,200         --
  Other                                               12,589     26,325
       Total Deferred Income Tax Assets               81,020     70,880
Deferred Income Tax Liabilities
  Oil and Gas Exploration and Development
   Costs Deducted for Tax Over Book Depreciation,
   Depletion and Amortization                        731,189    599,945
  Capitalized Interest                                10,779      8,373
  Mark-to-market                                          --     10,107
  Other                                                   --      3,475
       Total Deferred Income Tax Liabilities         741,968    621,900
       Net Deferred Income Tax Liability            $660,948   $551,020


     The components of income before income taxes were as follows
(in thousands):

                                         2002       2001      2000

United States                          $ 37,354   $488,741  $491,823
Foreign                                  82,318    142,704   141,734
   Total                               $119,672   $631,445  $633,557

     Total income tax provision was as follows (in thousands):

                                          2002       2001      2000
Current:
  Federal                              $(61,013)  $ 36,737   $ 81,912
  State                                  (5,130)     5,475      7,528
  Foreign                                16,463     25,672     49,457
   Total                                (49,680)    67,884    138,897
Deferred:
  Federal                                57,232    131,127     78,833
  State                                    (358)    10,411     10,324
  Foreign                                25,305     23,407      8,572
   Total                                 82,179    164,945     97,729
Income Tax Provision                   $ 32,499   $232,829   $236,626

     The differences between taxes computed at the U.S. federal statutory tax rate and EOG's effective rate were as follows:

                                              2002      2001      2000

Statutory Federal Income Tax Rate            35.00%    35.00%    35.00%
State Income Tax, Net of Federal Benefit      0.22      1.64      1.83
Income Tax Provision Related to
 Foreign Operations                          (3.54)     0.36      1.32
Tight Gas Sands Federal Income Tax Credits   (3.57)    (0.83)    (0.90)
Other                                        (0.95)     0.70      0.10
   Effective Income Tax Rate                 27.16%    36.87%    37.35%

     EOG's foreign subsidiaries' undistributed earnings of approximately $543 million at December 31, 2002 are considered to be indefinitely invested outside the U.S. and, accordingly, no U.S. federal or state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends, EOG may be subject to both foreign withholding taxes and U.S. income taxes, net of allowable foreign tax credits. Determination of any potential amount of unrecognized deferred income tax liabilities is not practicable.

     In 1999 and 2000, EOG entered into arrangements with a third party whereby certain Section 29 credits (Tight Gas Sands Federal Income Tax Credits) were sold by EOG to the third party, and payments for such credits have been received on an as-generated basis. As a result of these transactions, for the period of 2000 through 2002, EOG recorded a deferred tax asset representing a tax gain on the sale of the Section 29 credit properties, which has reversed as the results of operations of such properties were recognized for book purposes. In January 2003, these arrangements were terminated.

     EOG has an alternative minimum tax ("AMT") credit carryforward of $20.2 million which can be used to offset regular income taxes payable in future years. The AMT credit carryforward has an indefinite carryforward period.

6.  Employee Benefit Plans

Pension Plans

     EOG has defined contribution pension and savings plans in place for most of its employees in the United States. EOG's contributions to these plans are based on various percentages of compensation, and in some instances, are based upon the amount of the employees' contributions to the plan. For 2002, 2001 and 2000, the cost of these plans amounted to approximately $8.0 million, $6.5 million and $5.3 million, respectively.

     EOG also has in effect pension and savings plans related to its Canadian and Trinidadian subsidiaries. Activity related to these plans is not material relative to EOG's operations.

Postretirement Plan

     During 2000, EOG adopted postretirement medical and dental benefits for eligible employees and their eligible dependents. Benefits are provided under the provisions of a contributory defined dollar benefit plan. EOG accrues these postretirement benefit costs over the service lives of the employees expected to be eligible to receive such benefits. As of December 31, 2002, December 31, 2001 and December 31, 2000, the postretirement plan had a benefit obligation of $1.9 million, $2.0 million and $1.5 million, respectively. During 2002, 2001 and 2000, EOG recognized a net periodic benefit cost related to this plan of $0.3 million, $0.4 million and $0.3 million, respectively.

Stock Plans

     EOG has various stock plans ("the Plans") under which employees and non-employee members of the Board of Directors of EOG and its subsidiaries have been or may be granted certain equity compensation. At December 31, 2002, the total number of shares authorized for grant from the Plans was 27,450,000 shares.

     Stock Options. Under the Plans, participants have been or may be granted rights to purchase shares of common stock of EOG at a price not less than the market price of the stock at the date of grant. Stock options granted under the plan vest either immediately at the date of grant or up to four years from the date of grant based on the nature of the grants and as defined in individual grant agreements. Terms for stock options granted under the plan have not exceeded a maximum term of 10 years.


     The following table sets forth the option transactions for the years ended December 31 (options in thousands):

                                          2002                2001               2000
                                              Average             Average             Average
                                               Grant               Grant               Grant
                                    Options    Price    Options    Price    Options    Price

Outstanding at January 1             7,013    $24.69     7,056    $20.70    12,667    $18.66
  Granted                            1,809     33.82     1,631     36.63     1,317     30.88
  Exercised                           (868)    19.90    (1,563)    19.18    (6,726)    18.90
  Forfeited                           (112)    27.64      (111)    23.84      (202)    19.09
Outstanding at December 31           7,842     27.31     7,013     24.69     7,056     20.70
Options Exercisable at December 31   5,041     23.96     4,034     22.04     3,845     19.83
Options Available for Future Grant   2,932               4,531               6,387
Average Fair Value of Options
  Granted During Year               $14.79              $16.76              $12.20

     The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: (1) dividend yield of 0.4%, 0.5% and 0.6%,
(2) expected volatility of 45%, 43% and 30%, (3) risk-free interest rate of 3.7%, 4.6% and 6.0% and (4) expected life of 5.3 years, 6.0 years and 6.0 years.

     The following table summarizes certain information for the options outstanding at December 31, 2002 (options in thousands):


                             Options Outstanding         Options Exercisable
                                  Weighted    Weighted             Weighted
                                   Average    Average              Average
                                  Remaining    Grant                Grant
Range of Grant Prices   Options     Life       Price      Options   Price
                                   (years)

$13.00 to $17.99         1,318        5        $14.64      1,306   $14.62
 18.00 to  22.99         1,951        5         20.19      1,737    20.22
 23.00 to  28.99           313        3         24.09        306    24.03
 29.00 to  39.99         3,997        9         34.01      1,539    33.82
 40.00 to  54.99           263        7         45.51        153    46.59
                         7,842        7         27.31      5,041    23.96

     EOG's pro forma net income and net income per share of common stock for 2002, 2001 and 2000, had compensation costs been recorded in accordance with SFAS No. 123, are presented below (in millions except per share data):


                                                2002     2001     2000

Net Income Available to Common - As Reported   $ 76.1   $387.6   $385.9
Deduct:  Total stock-based employee
 compensation expense                           (13.7)   (11.9)   (12.5)
Net Income Available to Common - Pro Forma     $ 62.4   $375.7   $373.4

Net Income per Share Available to Common
  Basic - As Reported                          $ 0.66   $ 3.35   $ 3.30
  Basic - Pro Forma                            $ 0.54   $ 3.25   $ 3.19

  Diluted - As Reported                        $ 0.65   $ 3.30   $ 3.24
  Diluted - Pro Forma                          $ 0.53   $ 3.20   $ 3.14

     The effects of applying SFAS No. 123 in this pro forma disclosure should not be interpreted as being indicative of future effects. SFAS No. 123 does not apply to awards prior to 1995, and the extent and timing of additional future awards cannot be predicted.

     Restricted Stock and Units. Under the Plans, employees may be granted restricted stock and/or units without cost to them. The shares and units granted vest to the employee at various times ranging from one to five years from the date of grant based on the nature of the grants and as defined in individual grant agreements. Upon vesting, restricted shares are released to the employee. Upon vesting, restricted units are converted into one share of common stock and released to the employee. The following summarizes shares of restricted stock and units granted (shares and units in thousands):

                                       Restricted Shares and Units
                                          2002    2001     2000

Outstanding at January 1                   632      309      288
  Granted                                  158      353      201
  Released                                 (10)    (15)     (178)
  Forfeited or Expired                     (5)     (15)      (2)
Outstanding at December 31                 775      632      309
Average Fair Value of Shares Granted
 During Year                            $32.56   $42.08   $16.10

     The fair value of the restricted shares and units at date of grant has been recorded in shareholders' equity as unearned compensation and is being amortized over the vesting period as compensation expense. Related compensation expense for 2002, 2001 and 2000 was approximately $4.9 million, $3.3 million and $1.3 million, respectively.

     Employee Stock Purchase Plan. During 2001, EOG implemented an Employee Stock Purchase Plan (the "ESPP") that allows eligible employees to semiannually purchase, through payroll deductions, shares of EOG common stock at 85 percent of the fair market value at specified dates. Contributions to the ESPP are limited to 10 percent of the employees' pay (subject to certain ESPP limits) during each of the two six-month offering periods. As of December 31, 2002, 398,456 common shares remained available for issuance under the plan. During 2002, approximately 350 employees participated in the plan and 69,243 common shares were purchased at an aggregate price of approximately $2.3 million. During 2001, approximately 300 employees participated in the plan and 32,301 common shares were purchased at an aggregate price of approximately $1 million.

     Treasury Shares. During 2002, 2001 and 2000, EOG repurchased 1,700,000, 3,281,000 and 8,910,000 of its common shares, respectively. Approximately 968,000, 1,829,000 and 6,709,000 of these common shares were repurchased during 2002, 2001 and 2000, respectively, to offset the dilution resulting from shares issued under the EOG employee stock plans. The difference between the cost of the treasury shares and the exercise price of the options, net of federal income tax benefit of $5.2 million, $7.3 million and $41.3 million, for the years 2002, 2001 and 2000, respectively, is reflected as an adjustment to additional paid in capital to the extent EOG has accumulated additional paid in capital relating to treasury stock and retained earnings thereafter.

7.  Commitments and Contingencies

     Letters Of Credit. At December 31, 2002 and 2001, EOG had letters of credit and guarantees outstanding totaling approximately $234 million and $136 million, respectively; however, of these amounts, $220 million and $120 million, respectively, represent guarantees of subsidiary indebtedness included under Note 2 "Long-Term Debt."

     Minimum Commitments. At December 31, 2002, total minimum commitments from foreign equity investments, long-term non-cancelable operating leases, drilling rig commitments and transportation service commitments, based on current transportation rates and the foreign currency exchange rate applicable to Canadian dollars at December 31, 2002, are as follows (in thousands):


                           Total Minimum
                            Commitments

     2003                     $ 23,902
     2004 - 2006                41,288
     2007 - 2008                 9,771
     2009 and thereafter         4,249
                              $ 79,210

     Included in the table above are leases for buildings, facilities and equipment with varying expiration dates through 2009. Rental expenses associated with these leases amounted to $21 million, $20 million and $15 million for 2002, 2001 and 2000, respectively.

     Contingencies. EOG and numerous other companies in the natural gas industry are named as defendants in various lawsuits alleging violations of the Civil False Claims Act. These lawsuits have been consolidated for pre-trial proceedings in the United States District Court for the District of Wyoming. The plaintiffs contend that defendants have underpaid royalties on natural gas and natural gas liquids produced on federal and Indian lands through the use of below-market prices, improper deductions, improper measurement techniques and transactions with affiliated companies. Plaintiffs allege that the royalties paid by defendants were lower than the royalties required to be paid under federal regulations and that the forms filed by defendants with the Minerals Management Service reporting these royalty payments were false, thereby violating the Civil False Claims Act. The United States has intervened in certain of the cases as to some of the defendants, but has not intervened as to EOG. The plaintiffs in one of the two lawsuits in which EOG is involved recently dismissed EOG from that case without prejudice. Based on EOG's present understanding of the remaining case in which it is a defendant, EOG believes that it has substantial defenses to the plaintiff's claims and intends to vigorously assert these defenses. However, if EOG is found to have violated the Civil False Claims Act, EOG could be subject to a variety of sanctions, including treble damages and substantial monetary fines.

     There are various other suits and claims against EOG that have arisen in the ordinary course of business. However, management does not believe these suits and claims will individually or in the aggregate have a material adverse effect on the financial condition or results of operations of EOG. EOG has been named as a potentially responsible party in certain Comprehensive Environmental Response Compensation and Liability Act proceedings. However, management does not believe that any potential assessments resulting from such proceedings will individually or in the aggregate have a material adverse effect on the financial condition of EOG.

8.  Net Income Per Share Available to Common

     The following table sets forth the computation of basic and diluted earnings from net income available to common for the years ended December 31 (in thousands, except per share amounts):

                                                        2002      2001      2000

Numerator for basic and diluted earnings per share -
     Net income available to common                   $ 76,141  $387,622  $385,903
Denominator for basic earnings per share -
     Weighted average shares                           115,335   115,765   116,934
Potential dilutive common shares -
     Stock options                                       1,633     1,453     2,038
     Restricted stock and units                            277       270       130
Denominator for diluted earnings per share -
     Adjusted weighted average shares                  117,245   117,488   119,102
Net income per share of common stock
     Basic                                            $   0.66  $   3.35  $   3.30
     Diluted                                          $   0.65  $   3.30  $   3.24

9.  Supplemental Cash Flow Information

     Cash paid for interest and income taxes was as follows for the years ended December 31 (in thousands):

                                          2002       2001       2000

Interest (net of amount capitalized)   $ 54,432   $ 45,715   $ 61,679
Income taxes                             15,946    106,312     87,285

10.  Business Segment Information

     EOG's operations are all natural gas and crude oil exploration and production related. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. Operating segments are defined as components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. EOG's chief operating decision making process is informal and involves the Chairman and Chief Executive Officer and other key officers. This group routinely reviews and makes operating decisions related to significant issues associated with each of EOG's major producing areas in the United States and each significant international location. For segment reporting purposes, the major United States producing areas have been aggregated as one reportable segment due to similarities in their operations as allowed by SFAS
No. 131. Financial information by reportable segment is presented below for the years ended December 31, or at December 31 (in thousands):

                                            United States     Canada       Trinidad     Other       Total

2002
  Net Operating Revenues                    $  846,071(1)   $169,365(1)   $   79,551   $    49   $1,095,036(1)
  Depreciation, Depletion and Amortization     334,318        49,622          14,085        11      398,036
  Operating Income (Loss)                       93,681        40,846          49,450    (2,646)     181,331
  Interest Income                                  765           229             348        --        1,342
  Other Income (Expense)                        (3,747)            2             394         4       (3,347)
  Interest Expense                              53,345         6,097             211         1       59,654
  Income (Loss) Before Income Taxes             37,354        34,980          49,981    (2,643)     119,672
  Income Tax Provision (Benefit)                (7,684)       20,359          20,974    (1,150)      32,499
  Additions to Oil and Gas Properties          517,578       160,840          35,689        20      714,127
  Total Assets                               2,864,990       665,490         283,395       131    3,814,006
2001
  Net Operating Revenues                    $1,394,457(1)   $191,219(1)   $   69,140   $    71   $1,654,887(1)
  Depreciation, Depletion and Amortization     348,539        31,821          12,031         8      392,399
  Operating Income (Loss)                      536,671       107,524          36,761    (6,404)     674,552
  Interest Income                                  415         2,943           1,702        --        5,060
  Other Income (Expense)                        (3,284)           71             154         2       (3,057)
  Interest Expense                              45,061           750            (701)       --       45,110
  Income (Loss) Before Income Taxes            488,741       109,788          39,318    (6,402)     631,445
  Income Tax Provision (Benefit)               187,285        28,438          20,166    (3,060)     232,829
  Additions to Oil and Gas Properties          729,655       176,101          68,260        --      974,016
  Total Assets                               2,676,160       510,476         227,229       179    3,414,044
2000
  Net Operating Revenues                    $1,223,315(1)   $184,092(1)   $   82,430   $    58   $1,489,895(1)
  Depreciation, Depletion and Amortization     310,685        34,621          13,959        --      359,265
  Operating Income (Loss)                      552,091       103,229          41,974      (431)     696,863
  Interest Income                                  354         2,186             915       382        3,837
  Other Income (Expense)                        (6,343)          302              31      (127)      (6,137)
  Interest Expense                              54,279        11,140          (4,413)       --       61,006
  Income (Loss) Before Income Taxes            491,823        94,577          47,333      (176)     633,557
  Income Tax Provision (Benefit)               181,506        31,159          24,076      (115)     236,626
  Additions to Oil and Gas Properties          499,207        69,157          33,223      1,051     602,638
  Total Assets                               2,465,642       374,476         159,872      1,263   3,001,253

(1) EOG had sales activity with a certain purchaser in the United States and Canada segments in 2002 and 2001 that totaled approximately $141.9 million and $224.5 million, respectively, of the Consolidated Net Operating Revenues. Sales activity with another purchaser in the United States and Canada segments in 2000 totaled approximately $183.2 million of the Consolidated Net Operating Revenues.

11.  Price and Interest Rate Risk Management Activities

     EOG engages in price risk management activities from time to time. These activities are intended to manage EOG's exposure to fluctuations in commodity prices for natural gas and crude oil. EOG utilizes derivative financial instruments, primarily price swaps and collars, as the means to manage this price risk.

     During 2002, 2001 and 2000, EOG elected not to designate any of its derivative contracts as accounting hedges and accordingly, accounted for these derivative contracts using mark-to-market accounting. During 2002, EOG recognized mark-to-market losses on commodity contracts of $49 million, which included realized losses of $21 million and a $2 million collar premium payment. During 2001, EOG recognized mark-to-market gains on commodity contracts of $98 million, of which $62 million were realized gains. During 2000, EOG recognized and realized approximately $1 million mark-to-market losses on commodity contracts.

     Presented below is a summary of EOG's 2003 natural gas financial collar contracts as of December 31, 2002 with prices expressed in dollars per million British thermal units ($/MMBtu) and notional volumes in million British thermal units per day (MMBtud) and a summary of EOG's 2003 crude oil financial price swap contracts as of December 31, 2002 with prices expressed in dollars per barrel ($/Bbl) and notional volumes in barrels per day (Bbld). The fair value of the natural gas financial collar contracts and the crude oil financial price swap contracts at December 31, 2002 was negative $4.3 million and negative $1.6 million, respectively.

               Natural Gas Financial Collar Contracts            Crude Oil Financial
                     Floor Price              Ceiling Price         Swap Contracts
                              Weighted                  Weighted           Weighted
        Volume   Floor Range   Average   Ceiling Range   Average   Volume   Average
Month  (MMBtud)   ($/MMBtu)   ($/MMBtu)    ($/MMBtu)    ($/MMBtu)  (Bbld)   ($/Bbl)

Jan     50,000      $3.87       $3.87        $6.09       $6.09      2,000   $27.34
Feb     75,000   3.76 - 4.19     3.90     5.05 - 5.98     5.67      2,000    26.91
Mar     75,000   3.61 - 4.08     3.76     5.00 - 5.83     5.55      2,000    26.57
Apr     75,000   3.59 - 3.88     3.69     4.80 - 4.97     4.91      2,000    26.16
May     75,000   3.54 - 3.78     3.62     4.70 - 4.92     4.84      2,000    25.75
Jun     75,000   3.56 - 3.78     3.63     4.70 - 4.94     4.86      2,000    25.39
Jul     75,000   3.59 - 3.79     3.66     4.73 - 4.97     4.89      2,000    25.07
Aug     75,000   3.60 - 3.79     3.66     4.73 - 4.98     4.90      2,000    24.84
Sep     75,000   3.60 - 3.77     3.65     4.73 - 4.98     4.89      2,000    24.63
Oct     75,000   3.60 - 3.77     3.65     4.73 - 4.98     4.90      2,000    24.41
Nov     75,000   3.77 - 3.91     3.81     4.90 - 5.15     5.06      2,000    24.28
Dec     75,000   3.92 - 4.04     3.96     5.05 - 5.30     5.22      2,000    24.10

     Presented below is a summary of EOG's 2003 natural gas financial collar contracts and natural gas and crude oil financial price swap contracts as of February 19, 2003:

             Natural Gas Financial Collar Contracts            Financial Price Swap Contracts
                       Floor Price         Ceiling Price          Natural Gas         Crude Oil
                   Floor     Weighted   Ceiling    Weighted             Weighted           Weighted
        Volume     Range      Average    Range      Average    Volume    Average   Volume   Average
Month  (MMBtud)  ($/MMBtu)   ($/MMBtu)  ($/MMBtu)  ($/MMBtu)  (MMBtud)  ($/MMBtu)  (Bbld)   ($/Bbl)

Jan     50,000     $3.87      $3.87       $6.09      $6.09          --       --     2,000   $27.34
Feb    125,000  3.76 - 4.30    4.04    5.05 - 6.30    5.87          --       --     2,000    26.91
Mar    125,000  3.61 - 4.20    3.93    5.00 - 6.20    5.77     100,000    $5.19     4,000    27.96
Apr    125,000  3.59 - 4.02    3.82    4.80 - 6.03    5.33     100,000     4.96     5,000    27.77
May    125,000  3.54 - 3.92    3.74    4.70 - 5.92    5.24     100,000     4.82     5,000    27.04
Jun    125,000  3.56 - 3.89    3.74    4.70 - 5.90    5.25     100,000     4.77     5,000    26.43
Jul    125,000  3.59 - 3.91    3.76    4.73 - 5.91    5.27     100,000     4.77     5,000    25.90
Aug    125,000  3.60 - 3.91    3.76    4.73 - 5.91    5.27     100,000     4.77     5,000    25.49
Sep    125,000  3.60 - 3.89    3.75    4.73 - 5.89    5.26     100,000     4.74     5,000    25.19
Oct    125,000  3.60 - 3.90    3.75    4.73 - 5.90    5.27     100,000     4.74     5,000    24.90
Nov    125,000  3.77 - 4.04    3.90    4.90 - 6.04    5.43          --       --     5,000    24.70
Dec    125,000  3.92 - 4.18    4.04    5.05 - 6.18    5.57          --       --     5,000    24.47

     During 2001 and 2000, EOG recognized in natural gas and crude oil and condensate revenues hedge losses of $1 million and $17 million, respectively, related to closed hedge positions.

     Interest Rate Swap Agreements and Foreign Currency Contracts. At December 31, 2000, a subsidiary of EOG and EOG were parties to offsetting foreign currency and interest rate swap agreements with an aggregate notional principal amount of $210 million. Such swap agreements terminated in January 2001. Presently, EOG is not a party to any foreign currency or interest rate swap agreement.

     The following table summarizes the estimated fair value of financial instruments and related transactions at December 31, 2002 and 2001:

                                                 2002                     2001
                                          Carrying   Estimated     Carrying   Estimated
                                           Amount   Fair Value(1)   Amount   Fair Value(1)
                                             (In Millions)            (In Millions)

Long-Term Debt(2)                         $1,145.1   $1,224.9       $856.0      $838.3
NYMEX-Related Commodity Market Positions      (5.9)      (5.9)        19.2        19.2


(1) Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.
(2) See Note 2 "Long-Term Debt."

     Credit Risk. While notional contract amounts are used to express the magnitude of commodity price and interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by the other parties, are substantially smaller. EOG evaluates its exposure to all counterparties on an ongoing basis, including those arising from physical and financial transactions. In some instances, EOG requires collateral from its counterparties to minimize any risk, and EOG is actively considering other means of reducing its exposure to individual companies. At December 31, 2002, approximately 13% of EOG's net accounts receivable balance related to natural gas, crude oil and condensate sales was due from a major utility company. This amount was collected during early 2003. The amount due from this utility company at December 31, 2001, which approximated 11% of the net accounts receivable balance, was collected during 2002. No other individual purchaser accounted for 10% or more of the net accounts receivable balance at December 31, 2002 and 2001. At December 31, 2002, EOG had an allowance for doubtful accounts of $20.3 million, of which $19.2 million is associated with the Enron bankruptcies.

12.  Concentration of Credit Risk

     Substantially all of EOG's accounts receivable at December 31, 2002 and 2001 result from crude oil and natural gas sales and/or joint interest billings to third party companies including foreign state-owned entities in the oil and gas industry. This concentration of customers and joint interest owners may impact EOG's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, EOG analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred on receivables by EOG have been immaterial except for those associated with the Enron bankruptcies.

13.  Accounting for Certain Long-Lived Assets

     Periodically, EOG reviews its oil and gas properties for impairment purposes by comparing the expected undiscounted future cash flows at a producing field level to the unamortized capitalized cost of the asset. During 2002, 2001 and 2000, such reviews indicated that unamortized capitalized costs of certain properties were higher than their expected undiscounted future cash flows due primarily to downward reserve revisions and lower natural gas and crude oil prices. As a result, EOG recorded in Impairments pre-tax charges of $30 million, $39 million and $11 million, respectively, for 2002, 2001 and 2000 in the United States operating segment. The carrying values for assets determined to be impaired were adjusted to estimated fair values based on projected future net cash flows discounted using EOG risk-adjusted discount rate. Amortization expenses of acquisition costs of unproved properties, including amortization of capitalized interest, were $38 million, $40 million and $35 million for 2002, 2001 and 2000, respectively.


14.  Investment in Caribbean Nitrogen Company Limited and
      Nitrogen (2000) Unlimited

     EOG, through a subsidiary, owns an approximate 16% equity interest in a Trinidadian company named Caribbean Nitrogen Company Limited ("CNCL") which has constructed an ammonia plant in Pt. Lisas, Trinidad. The other shareholders in CNCL are subsidiaries of Ferrostaal AG, Duke Energy, Halliburton and CL Financial Ltd. At December 31, 2002, investment in CNCL was approximately $14 million. CNCL commenced production in June 2002 and currently produces approximately 1,850 metric tons of ammonia daily. At December 31, 2002, CNCL had a long-term debt balance of approximately $219 million, which is non-recourse to CNCL's shareholders. EOG will be liable for its share of any post-completion deficiency funds loans to fund the costs of operation, payment of principal and interest to the principal creditor and other cash deficiencies of CNCL up to $30 million, approximately $5 million of which is net to EOG's interest. The Shareholders' Agreement requires the consent of the holders of 90% or more of the shares to take certain material actions. Accordingly, given its current level of equity ownership, EOG is able to exercise significant influence over the operating and financial policies of CNCL and therefore, it accounts for the investment using the equity method. During 2002, EOG recognized equity income of $0.3 million.

     Secondly, EOG, through a subsidiary, owns an approximate 31% equity interest in a Trinidadian company named Nitrogen (2000) Unlimited ("N2000"). The other shareholders in N2000 are subsidiaries of Ferrostaal AG, Halliburton and CL Financial Ltd. At December 31, 2002, investment in N2000 was approximately $18 million. N2000 is constructing an ammonia plant in Trinidad, at an expected cost of approximately $320 million, and is expected to commence production in 2005. At December 31, 2002, N2000 had a long-term debt balance of approximately $7 million, which is currently recourse to N2000's shareholders. Upon receipt of an amendment to N2000's certificate of environmental clearance, this long-term debt will become non-recourse to N2000's shareholders. N2000 has applied for the amendment and believes that it will be received in the near future. EOG will be liable for its share of any pre-completion deficiency funds loans to fund plant cost overruns up to $15 million, approximately $5 million of which is net to EOG's interest. EOG will also be liable for its share of any post-completion deficiency funds loans to fund the costs of operation, payment of principal and interest to the principal creditor and other cash deficiencies of N2000 up to $30 million, approximately $9 million of which is net to EOG's interest. The Shareholders' Agreement requires the consent of the holders of 90% or more of the shares to take certain material actions. Accordingly, given its current level of equity ownership, EOG is able to exercise significant influence over the operating and financial policies of N2000 and therefore, it accounts for the investment using the equity method.

     In November 2002, the EOG subsidiaries along with the Ferrostaal subsidiaries entered into share purchase agreements for the sale of a portion of their shareholdings in CNCL and N2000 with a third party energy company. EOG expects the EOG subsidiaries to close these transactions during the first quarter of 2003 once certain conditions precedent have occurred. EOG does not expect these transactions to result in any gains or losses.

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS

     (In Thousands Except Per Share Amounts Unless Otherwise Indicated) (Unaudited Except for Results of Operations for Oil and Gas
                      Producing Activities)


Oil and Gas Producing Activities

     The following disclosures are made in accordance with SFAS
No. 69-"Disclosures about Oil and Gas Producing Activities":

     Oil and Gas Reserves. Users of this information should be aware that the process of estimating quantities of "proved," "proved developed" and "proved undeveloped" crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves represent estimated quantities of natural gas, crude oil, condensate, and natural gas liquids that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

     Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     Canadian provincial royalties are determined based on a graduated percentage scale which varies with prices and production volumes. Canadian reserves, as presented on a net basis, assume prices and royalty rates in existence at the time the estimates were made, and EOG's estimate of future production volumes. Future fluctuations in prices, production rates, or changes in political or regulatory environments could cause EOG's share of future production from Canadian reserves to be materially different from that presented.

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


     Estimates of proved and proved developed reserves at December 31, 2002, 2001 and 2000 were based on studies performed by the engineering staff of EOG for reserves in the United States, Canada and Trinidad. Opinions by DeGolyer and MacNaughton ("D&M"), independent petroleum consultants, for the years ended December 31, 2002, 2001 and 2000 covered producing areas containing 73%, 71% and 49%, respectively, of proved reserves of EOG on a net-equivalent-cubic-feet-of-gas basis. D&M's opinions indicate that the estimates of proved reserves prepared by EOG's engineering staff for the properties reviewed by D&M, when compared in total on a net-equivalent-cubic-feet-of-gas basis, do not differ materially from the estimates prepared by D&M. Such estimates by D&M in the aggregate varied by not more than 5% from those prepared by the engineering staff of EOG. All reports by D&M were developed utilizing geological and engineering data provided by EOG.

     No major discovery or other favorable or adverse event subsequent to December 31, 2002 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

     The following table sets forth EOG's net proved and proved developed reserves at December 31 for each of the four years in the period ended December 31, 2002, and the changes in the net proved reserves for each of the three years in the period then ended as estimated by the engineering staff of EOG.

           NET PROVED AND PROVED DEVELOPED RESERVE SUMMARY
                                           United States   Canada   Trinidad   TOTAL

NET PROVED RESERVES

Natural Gas (Bcf)(1)
Net proved reserves at December 31, 1999       1,657.2     523.5      994.6   3,175.3
 Revisions of previous estimates                  47.2       6.4       (0.4)     53.2
 Purchases in place                              188.8      39.4         --     228.2
 Extensions, discoveries and other additions     255.4      23.8       65.1     344.3
 Sales in place                                  (84.2)     (0.1)        --     (84.3)
 Production                                     (243.0)    (47.3)     (45.8)   (336.1)
Net proved reserves at December 31, 2000       1,821.4     545.7    1,013.5   3,380.6
 Revisions of previous estimates                  15.0     (26.8)    (121.6)   (133.4)
 Purchases in place                               66.1     111.5         --     177.6
 Extensions, discoveries and other additions     358.3      59.7      295.2     713.2
 Sales in place                                   (1.0)       --         --      (1.0)
 Production                                     (252.5)    (46.0)     (42.0)   (340.5)
Net proved reserves at December 31, 2001       2,007.3     644.1    1,145.1   3,796.5
 Revisions of previous estimates                   9.4       4.7      (21.7)     (7.6)
 Purchases in place                                9.9     102.9         --     112.8
 Extensions, discoveries and other additions     217.0      83.9      232.4     533.3
 Sales in place                                   (0.8)     (1.5)        --      (2.3)
 Production                                     (236.6)    (56.2)     (49.3)   (342.1)
Net proved reserves at December 31, 2002       2,006.2     777.9    1,306.5   4,090.6

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

                                           United States   Canada   Trinidad   TOTAL

Liquids (MBbl)(2)
Net proved reserves at December 31, 1999       47,847       8,896    15,763    72,506
 Revisions of previous estimates               (1,951)         46        28    (1,877)
 Purchases in place                             3,948          --        --     3,948
 Extensions, discoveries and other additions   12,433         404       738    13,575
 Sales in place                                  (484)     (2,474)       --    (2,958)
 Production                                    (9,780)     (1,055)     (957)  (11,792)
Net proved reserves at December 31, 2000       52,013       5,817    15,572    73,402
 Revisions of previous estimates               (3,111)      1,294    (3,691)   (5,508)
 Purchases in place                               586          35        --       621
 Extensions, discoveries and other additions   12,380         361     1,967    14,708
 Sales in place                                  (192)        (35)       --      (227)
 Production                                    (9,293)       (820)     (749)  (10,862)
Net proved reserves at December 31, 2001       52,383       6,652    13,099    72,134
 Revisions of previous estimates                3,543         396      (572)    3,367
 Purchases in place                               624         865        --     1,489
  Extensions, discoveries and other additions  14,763         279     3,041    18,083
 Sales in place                                   (33)         --        --       (33)
 Production                                    (7,925)     (1,026)     (874)   (9,825)
Net proved reserves at December 31, 2002       63,355       7,166    14,694    85,215

Bcf Equivalent (Bcfe)(1)
Net proved reserves at December 31, 1999      1,944.3       576.9   1,089.2   3,610.4
 Revisions of previous estimates                 35.5         6.8      (0.2)     42.1
 Purchases in place                             212.5        39.4        --     251.9
 Extensions, discoveries and other additions    330.0        26.2      69.5     425.7
 Sales in place                                 (87.1)      (15.0)       --    (102.1)
 Production                                    (301.7)      (53.7)    (51.6)   (407.0)
Net proved reserves at December 31, 2000      2,133.5       580.6   1,106.9   3,821.0
 Revisions of previous estimates                 (3.7)      (19.1)   (143.7)   (166.5)
 Purchases in place                              69.7       111.6        --     181.3
 Extensions, discoveries and other additions    432.5        62.0     307.0     801.5
 Sales in place                                  (2.2)       (0.2)       --      (2.4)
 Production                                    (308.2)      (50.9)    (46.5)   (405.6)
Net proved reserves at December 31, 2001      2,321.6       684.0   1,223.7   4,229.3
 Revisions of previous estimates                 30.7         7.1     (25.1)     12.7
 Purchases in place                              13.6       108.1        --     121.7
 Extensions, discoveries and other additions    305.6        85.6     250.6     641.8
 Sales in place                                  (1.0)       (1.5)       --      (2.5)
 Production                                    (284.2)      (62.4)    (54.5)   (401.1)
Net proved reserves at December 31, 2002      2,386.3       820.9   1,394.7   4,601.9

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

                              United States   Canada   Trinidad   TOTAL

NET PROVED DEVELOPED RESERVES

 Natural Gas (Bcf)(1)
   December 31, 1999             1,446.5       451.1     250.2   2,147.8
   December 31, 2000             1,498.6       479.4     207.0   2,185.0
   December 31, 2001             1,588.4       587.6     620.6   2,796.6
   December 31, 2002             1,658.7       683.3     555.2   2,897.2
 Liquids (MBbl) (2)
   December 31, 1999              41,717       7,041     3,833    52,591
   December 31, 2000              42,132       5,695     2,967    50,794
   December 31, 2001              41,205       6,532     8,435    56,172
   December 31, 2002              47,476       7,045     7,135    61,656
 Bcf Equivalents (Bcfe)(1)
   December 31, 1999             1,696.8       493.3     273.2   2,463.3
   December 31, 2000             1,751.4       513.6     224.8   2,489.8
   December 31, 2001             1,835.7       626.8     671.1   3,133.6
   December 31, 2002             1,943.6       725.5     598.0   3,267.1

___________________________
(1) Billion cubic feet or billion cubic feet equivalent, as applicable.
(2) Thousand barrels; includes crude oil, condensate and natural gas liquids.

     Capitalized Costs Relating to Oil and Gas Producing
Activities. The following table sets forth the capitalized costs relating to EOG's natural gas and crude oil producing activities at December 31, 2002 and 2001:

                                          2002         2001

Proved Properties                     $6,527,716   $5,847,053
Unproved Properties                      222,379      218,550
     Total                             6,750,095    6,065,603
Accumulated depreciation, depletion
 and amortization                     (3,428,547)  (3,009,693)
Net capitalized costs                 $3,321,548   $3,055,910

     Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities. The acquisition, exploration and development costs disclosed in the following tables are in accordance with definitions in SFAS No. 19- "Financial Accounting and Reporting by Oil and Gas Producing Companies."

     Acquisition costs include costs incurred to purchase, lease, or otherwise acquire property.

     Exploration costs include exploration expenses and additions to exploration wells including those in progress.

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

     Development costs include additions to production facilities and equipment and additions to development wells including those in progress.

     The following tables set forth costs incurred related to EOG's oil and gas activities for the years ended December 31:

                                United States   Canada    Trinidad   Other      TOTAL
2002
Acquisition Costs of Properties
 Unproved                         $ 28,232     $  4,754   $ 5,629    $   --   $   38,615
 Proved                             22,589       48,487        --        --       71,076
    Subtotal                        50,821       53,241     5,629        --      109,691
Exploration Costs                  120,058       25,866    18,117     2,384      166,425
Development  Costs                 423,436      107,952    13,600        --      544,988
     Subtotal                      594,315      187,059    37,346     2,384      821,104
Deferred Income Tax Gross Up            --       14,938        --        --       14,938
     Total                        $594,315     $201,997   $37,346    $2,384   $  836,042
2001
Acquisition Costs of Properties
 Unproved                         $ 69,308     $  6,967   $    --    $   --   $   76,275
 Proved                             95,646       72,660        --        --      168,306
    Subtotal                       164,954       79,627        --        --      244,581
Exploration Costs                  163,602       16,708    13,695     8,739      202,744
Development Costs                  512,175       92,374    60,969        --      665,518
     Subtotal                      840,731      188,709    74,664     8,739    1,112,843
Deferred Income Tax Gross Up        19,411       30,845        --        --       50,256
     Total                        $860,142     $219,554   $74,664    $8,739   $1,163,099

2000
Acquisition Costs of Properties
 Unproved                         $ 45,456     $  5,741   $    --    $   --   $   51,197
 Proved                             88,473       13,965        --        --      102,438
    Subtotal                       133,929       19,706        --        --      153,635
Exploration Costs                   98,654        9,711    10,849     3,581      122,795
Development Costs                  335,053       46,000    29,688        --      410,741
    Subtotal                       567,636       75,417    40,537     3,581      687,171
Deferred Income Tax Gross Up        18,744        3,685        --        --       22,429
     Total                        $586,380     $ 79,102   $40,537    $3,581   $  709,600

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)


     Results of Operations for Oil and Gas Producing
Activities(1). The following tables set forth results of operations for oil and gas producing activities for the years ended December 31:

                                             United
                                             States      Canada    Trinidad    SUBTOTAL     Other(2)     TOTAL

2002
Natural Gas, Crude Oil
  and Condensate Revenues                  $  891,960   $170,875   $79,551    $1,142,386   $    52   $1,142,438
Gains (Losses) on Sales of
  Reserves and Related Assets
  and Other, Net                                2,616     (1,510)       --         1,106        --        1,106
     Total                                    894,576    169,365    79,551     1,143,492        52    1,143,544
Exploration Expenses, including Dry Hole       78,937     26,171     1,656       106,764       213      106,977
Production Costs                              186,024     48,261     9,977       244,262        88      244,350
Impairments                                    65,813      2,619        --        68,432        (2)      68,430
Depreciation, Depletion and Amortization      334,318     49,622    14,085       398,025        11      398,036
Income (Loss) before Income Taxes             229,484     42,692    53,833       326,009      (258)     325,751
Income Tax Provision (Benefit)                 82,136     10,319    23,971       116,426       (90)     116,336
Results of Operations                      $  147,348   $ 32,373   $29,862    $  209,583   $  (168)  $  209,415

2001
Natural Gas, Crude Oil
  and Condensate Revenues                  $1,295,894   $191,096   $69,141    $1,556,131   $    72   $1,556,203
Gains on Sales of Reserves and Related
  Assets and Other, Net                           811        123        --           934        --          934
     Total                                  1,296,705    191,219    69,141     1,557,065        72    1,557,137
Exploration Expenses, including Dry Hole      113,419     12,596     6,405       132,420     6,407      138,827
Production Costs                              219,504     34,426    10,308       264,238        49      264,287
Impairments                                    76,801      2,355        --        79,156        --       79,156
Depreciation, Depletion and Amortization      348,397     31,821    12,031       392,249         9      392,258
Income (Loss) before Income Taxes             538,584    110,021    40,397       689,002    (6,393)     682,609
Income Tax Provision (Benefit)                198,243     32,663    22,218       253,124    (2,238)     250,886
Results of Operations                      $  340,341   $ 77,358   $18,179    $  435,878   $(4,155)  $  431,723

2000
Natural Gas, Crude Oil
  and Condensate Revenues                  $1,215,051   $183,989   $82,431    $1,481,471   $    59   $1,481,530
Gains on Sales of Reserves and Related
  Assets and Other, Net                         9,262        103        --         9,365        --        9,365
     Total                                  1,224,313    184,092    82,431     1,490,836        59    1,490,895
Exploration Expenses, including Dry Hole       72,000      4,881     7,314        84,195       337       84,532
Production Costs                              181,266     31,784    15,669       228,719       129      228,848
Impairments                                    39,775      6,703        --        46,478        --       46,478
Depreciation, Depletion and Amortization      310,612     34,621    13,959       359,192         2      359,194
Income (Loss) before Income Taxes             620,660    106,103    45,489       772,252      (409)     771,843
Income Tax Provision (Benefit)                226,657     41,274    25,019       292,950      (143)     292,807
Results of Operations                      $  394,003   $ 64,829   $20,470    $  479,302   $  (266)  $  479,036

(1) Excludes mark-to-market gains or losses on commodity derivative contracts, interest charges and general corporate expenses for each of the three years in the period ended
    December 31, 2002.
(2) Other includes other international operations.

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves. The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on crude oil and natural gas reserve and production volumes estimated by the engineering staff of EOG. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating EOG or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of EOG.

     The future cash flows presented below are based on sales prices, cost rates, and statutory income tax rates in existence as of the date of the projections. It is expected that material revisions to some estimates of crude oil and natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

     Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     The following table sets forth the standardized measure of discounted future net cash flows from projected production of EOG's crude oil and natural gas reserves for the years ended
December 31:


                                     United States      Canada      Trinidad       TOTAL
2002
  Future cash inflows                 $ 9,826,571    $ 2,989,000   $2,303,930   $15,119,501

  Future production costs              (2,212,357)      (586,166)    (433,029)   (3,231,552)
  Future development costs               (359,787)       (43,876)    (177,275)     (580,938)
  Future net cash flows before
  income taxes                          7,254,427      2,358,958    1,693,626    11,307,011
  Future income taxes                  (2,214,072)      (653,425)    (558,788)   (3,426,285)
  Future net cash flows                 5,040,355      1,705,533    1,134,838     7,880,726
  Discount to present value at
   10% annual rate                     (2,265,700)      (766,567)    (629,024)   (3,661,291)
  Standardized measure of discounted
   future net cash flows relating
   to proved oil and gas reserves(1)  $ 2,774,655    $   938,966   $  505,814   $ 4,219,435

2001
  Future cash inflows                 $ 5,677,824    $ 1,490,552   $1,472,197   $ 8,640,573
  Future production costs              (1,528,474)      (371,124)    (335,395)   (2,234,993)
  Future development costs               (387,048)       (31,232)    (110,331)     (528,611)
  Future net cash flows before
   income taxes                         3,762,302      1,088,196    1,026,471     5,876,969
  Future income taxes                    (930,505)      (295,739)    (265,709)   (1,491,953)
  Future net cash flows                 2,831,797        792,457      760,762     4,385,016
  Discount to present value at
   10% annual rate                     (1,121,771)      (321,980)    (413,876)   (1,857,627)
  Standardized measure of discounted
   future net cash flows relating
   to proved oil and gas reserves     $ 1,710,026    $   470,477   $  346,886   $ 2,527,389

2000
  Future cash inflows                 $18,500,822    $ 4,704,243   $1,860,366   $25,065,431
  Future production costs              (2,766,579)      (389,819)    (668,549)   (3,824,947)
  Future development costs               (279,407)       (44,011)    (194,741)     (518,159)
  Future net cash flows before
   income taxes                        15,454,836      4,270,413      997,076    20,722,325
  Future income taxes                  (5,074,986)    (1,451,776)    (230,712)   (6,757,474)
  Future net cash flows                10,379,850      2,818,637      766,364    13,964,851
  Discount to present value at
   10% annual rate                     (4,368,717)    (1,304,886)    (377,811)   (6,051,414)
  Standardized measure of discounted
   future net cash flows relating
   to proved oil and gas reserves     $ 6,011,133    $ 1,513,751   $  388,553   $ 7,913,437

(1) Natural gas prices have changed since December 31, 2002;
    consequently, the discounted future net cash flows would be different if the standardized measure was calculated in the first quarter of 2003.

                        EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Continued)

     Changes in Standardized Measure of Discounted Future Net Cash Flows. The following table sets forth the changes in the standardized measure of discounted future net cash flows at December 31, for each of the three years in the period ended December 31, 2002.

                                 United States      Canada      Trinidad      TOTAL

December 31, 1999                 $ 1,727,232    $   377,891   $ 288,933   $ 2,394,056
 Sales and transfers of oil
  and gas produced, net of
  production costs                 (1,048,804)      (152,602)    (66,761)   (1,268,167)
 Net changes in prices and
  production costs                  5,459,629      1,850,021     153,961     7,463,611
 Extensions, discoveries,
  additions and improved
  recovery net of related costs     1,502,377         94,379      20,544     1,617,300
   Development costs incurred          77,000         24,100      29,600       130,700
 Revisions of estimated
  development costs                   (19,055)            39     (39,590)      (58,606)
 Revisions of previous quantity
  estimates                           153,862         30,376        (129)      184,109
 Accretion of discount                190,045         48,912      45,192       284,149
 Net change in income taxes        (2,436,834)      (606,556)      8,566    (3,034,824)
 Purchases of reserves in place       671,604        136,138          --       807,742
 Sales of reserves in place          (331,960)       (22,454)         --      (354,414)
 Changes in timing and other           66,037       (266,493)    (51,763)     (252,219)
December 31, 2000                   6,011,133      1,513,751     388,553     7,913,437
 Sales and transfers of oil
  and gas produced, net of
  production costs                 (1,060,926)      (156,787)    (58,832)   (1,276,545)
 Net changes in prices and
  production costs                 (6,400,910)    (1,822,229)   (194,995)   (8,418,134)
 Extensions, discoveries,
  additions and improved
  recovery net of related costs       347,088         48,271     114,871       510,230
 Development costs incurred           101,900         27,500      71,088       200,488
 Revisions of estimated
  development cost                     (5,296)         2,931      10,947         8,582
 Revisions of previous quantity
  estimates                            (3,563)       (12,536)     47,418        31,319
 Accretion of discount                862,118        223,154      54,297     1,139,569
 Net change in income taxes         2,313,068        592,322      15,087     2,920,477
 Purchases of reserves in place        35,686         78,790          --       114,476
 Sales of reserves in place            (6,165)          (303)         --        (6,468)
 Changes in timing and other         (484,107)       (24,387)   (101,548)     (610,042)
December 31, 2001                   1,710,026        470,477     346,886     2,527,389
 Sales and transfers of oil
  and gas produced, net of
  production costs                   (705,938)      (122,614)    (69,574)     (898,126)
 Net changes in prices and
  production costs                  1,561,946        460,977     223,614     2,246,537
 Extensions, discoveries,
  additions and improved
  recovery net of related costs       499,257        123,700     110,415       733,372
  Development costs incurred           84,300         18,100      13,600       116,000
 Revisions of estimated
  development cost                     35,255        (11,418)    (20,574)        3,263
 Revisions of previous quantity
  estimates                            51,227         11,470     (15,634)       47,063
 Accretion of discount                200,701         59,594      48,622       308,917
 Net change in income taxes          (692,670)      (135,888)    (87,229)     (915,787)
 Purchases of reserves in place        28,851        117,958          --       146,809
 Sales of reserves in place              (715)        (2,827)         --        (3,542)
 Changes in timing and other            2,415        (50,563)    (44,312)      (92,460)
December 31, 2002                 $ 2,774,655    $   938,966   $ 505,814   $ 4,219,435

                       EOG RESOURCES, INC.

  SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                           (Concluded)


Unaudited Quarterly Financial Information

                                                       Quarter Ended
                                         March 31   June 30    Sept. 30   Dec. 31

2002
 Net Operating Revenues                  $186,503   $290,503   $279,869   $338,161
 Operating Income (Loss)                 $(20,706)  $ 69,640   $ 61,700   $ 70,697

 Income (Loss) before Income Taxes       $(35,860)  $ 55,555   $ 42,866   $ 57,111
 Income Tax Provision (Benefit)           (11,619)    17,447     13,979     12,692
 Net Income (Loss)                        (24,241)    38,108     28,887     44,419
 Preferred Stock Dividends                  2,758      2,758      2,758      2,758
 Net Income (Loss) Available to Common   $(26,999)  $ 35,350   $ 26,129   $ 41,661
 Net Income (Loss) per Share
  Available to Common
    Basic(1)                             $  (0.23)  $   0.31   $   0.23   $   0.36
    Diluted(1)                           $  (0.23)  $   0.30   $   0.22   $   0.36
 Average Number of Common Shares
    Basic                                 115,485    115,737    115,621    114,742
    Diluted                               115,485    117,689    117,078    116,908

2001
 Net Operating Revenues                  $597,253   $466,048   $354,172   $237,414
 Operating Income (Loss)                 $354,024   $234,239   $123,947   $(37,658)

 Income (Loss) before Income Taxes       $340,096   $224,865   $114,977   $(48,493)
 Income Tax Provision (Benefit)           124,849     88,662     43,014    (23,696)
 Net Income (Loss)                        215,247    136,203     71,963    (24,797)
 Preferred Stock Dividends                  2,721      2,757      2,759      2,757
  Net Income (Loss) Available to Common  $212,526   $133,446   $ 69,204   $(27,554)
 Net Income (Loss) per Share
  Available to Common
    Basic(1)                             $   1.83   $   1.15   $   0.60   $  (0.24)
    Diluted(1)                           $   1.79   $   1.13   $   0.59   $  (0.24)
 Average Number of Common Shares
    Basic                                 116,384    115,870    115,692    115,115
    Diluted                               118,952    118,047    117,141    115,115

(1) The sum of quarterly net income per share available to common may not agree with total year net income per share available to common as each quarterly computation is based on the weighted average of common shares outstanding.

                          EXHIBIT INDEX


Exhibit No.         Description

 23.1          Consent of DeGolyer and MacNaughton

 23.2          Opinion of DeGolyer and MacNaughton dated January 31, 2003

 23.3          Consent of Deloitte & Touche LLP